SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant Rule 14a-12

NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable

(2) Aggregate number of securities to which transaction applies: Not Applicable

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Not Applicable

	(4)	Proposed maximum aggregate value of transaction: Not Applicable

	(5)	Total fee paid:

Not Applicable

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: Not Applicable

	(2)	Form, Schedule or Registration Statement No.: Not Applicable

	(3)	Filing Party: Not Applicable

	(4)	Date Filed: Not Applicable

NORDSON CORPORATION

Notice of 2015

Annual Meeting

and Proxy Statement

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

January 16, 2015

Dear Shareholder:

It is my pleasure, on behalf of the Board of Directors, to invite you to attend our Annual Meeting of Shareholders, which will be held this year at the offices of Squire Patton Boggs, 4900 Key Tower, 127 Public Square, Cleveland, Ohio at 8:00 a.m. on Tuesday, February 24, 2015.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares of common stock whether or not you plan to attend the meeting. You have a choice of voting through the Internet, by telephone or by returning the enclosed proxy/voting instruction card by mail. If you are a registered shareholder, you may also vote in person at the Annual Meeting. Please refer to the instructions in the enclosed materials.

We look forward to your attending the Annual Meeting and, on behalf of management and the Board of Directors, I want to thank you for your continued support and confidence in 2015.

Sincerely,

JOSEPH P. KEITHLEY

Chairman of the Board of Directors

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held Tuesday, February 24, 2015

Date and Time:	Tuesday, February 24, 2015, at 8:00 a.m.
Place:	Squire Patton Boggs, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114.
Items of Business:

1.  To elect as directors three nominees, named in this Proxy Statement and recommended by the Board of Directors, to serve until the 2018 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015;

3.  To cast an advisory vote to approve named executive officer compensation; and

4.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	Close of business on December 26, 2014.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, accompany this Notice and are also available at: www.nordson.com/investors. The Board of Directors has determined that our shareholders of record at the close of business on December 26, 2014 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

By Order of the Board of Directors,

ROBERT E. VEILLETTE

Vice President, General Counsel

and Secretary

Westlake, Ohio

January 16, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on February 24, 2015:

The Proxy Statement, Proxy/Voting Instruction Card and the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, are available at: www.nordson.com/investors.

PROXY STATEMENT SUMMARY

This summary highlights information reflecting important business, compensation and corporate governance highlights. For additional information about these topics, please refer to the discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the year ended October 31, 2014 (2014 Form 10-K) filed with the United States (U.S.) Securities and Exchange Commission on December 15, 2014.

GENERAL INFORMATION

2015 Annual Meeting Time and Date	8:00 a.m. Tuesday, February 24, 2015
Place	Squire Patton Boggs 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 USA
Items of Business/Proposals

1.   To elect as directors three nominees, named in this Proxy Statement and recommended by the Board of Directors, to serve until the 2018 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

2.   To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015;

3.   To cast an advisory vote to approve named executive officer compensation; and

4.   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date	Close of business December 26, 2014.
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

VOTING MATTERS AND RECOMMENDATIONS

Voting Matter	Board Recommendation
Election of Directors: Arthur L. George, Jr., Michael F. Hilton and Frank M. Jaehnert	FOR ALL NOMINEES
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for fiscal year ending October 31, 2015	FOR
Advisory Vote to Approve Named Executive Officer Compensation	FOR

GOVERNANCE HIGHLIGHTS

The following table summarizes our Board structure and key elements of our corporate governance framework:

Governance Element	Comments
Board Independence	Eight of our nine directors are independent under the Company’s Governance Guidelines and NASDAQ listing standards. Mr. Hilton, our Chief Executive Officer, is not independent. All members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent.
Tenure of the Independent Directors	2 years: George and Jaehnert; 4 years: Banks and Richey; 5 years: Carson; 6 years: Merriman; 13 years: Keithley and Puma
Independent Directors Meetings	Our independent directors meet in executive sessions after each regular board meeting without management present.
Meeting Attendance	Each of our directors met the 75% attendance benchmark for board and committee meetings.
Board Leadership Structure	Our Board of Directors is led by an independent Chairman, Joseph P. Keithley.
Board Structure	Classified with three classes of directors.
Voting Standard for Election of Directors	Plurality in uncontested elections.
Share Ownership Guidelines	To align director and executive officer interests with those of our shareholders, we have share ownership guidelines for directors and executive officers. Each of the directors and executive officers exceeds the guidelines for ownership of Nordson common shares.
Board Self-Assessments	Each year, the Governance and Nominating Committee engages each director in a conversation addressing the effectiveness and performance of the Board of Directors as a group, the Chairman of the Board, and the committees of the Board.
Chief Executive Officer Evaluation	Each year the independent directors as a whole evaluate the performance of the Chief Executive Officer.
Hedging/Pledging Transactions Prohibited	We have an insider trading policy that prohibits pledging, short sales and hedging of shares of our common stock by directors and executive officers.
Performance-Based Compensation	We rely heavily on performance-based compensation for executive officers, including awards of performance-based stock.
Clawback Policy	Our Board of Directors may require reimbursement of incentive compensation and/or equity awarded to an executive officer if we are required to restate all or a portion of our financial statements or the Compensation Committee determines that an executive officer has engaged in (i) conduct that violates our Code of Ethics and Business Conduct, or (ii) willful misconduct or fraud that causes harm to the Company.
Advisory Vote on Executive Compensation	We conduct annually a shareholder advisory vote on compensation we pay to our named executive officers.
Shareholder Rights Plan (“Poison Pill”)	We do not have a shareholders rights plan in place.
Oversight of Risk	The Board of Directors as a whole exercises its oversight responsibilities with respect to material risks we face in a global market, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board has delegated responsibility for the oversight of specific risks to Board committees.
Shareholder Proposals under Rule 14a-8	Shareholder proposals for consideration for inclusion in our 2016 Proxy Statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be delivered to us by September 18, 2015.
Proposals and Director Nominations Submitted Pursuant to our Regulations

Notice of shareholder proposals and director nominees for consideration at our 2016 Annual Meeting of Shareholders must be received by us no earlier than

December 2, 2015 and no later than January 1, 2016.

BUSINESS HIGHLIGHTS

Fiscal year 2014 was a year of solid financial results and return to shareholders in the face of a lackluster global economic recovery. Our ability to execute on all facets of the 2014 operating plan is reflected in the following achievements:

Operational Element	Comment
Revenue	Sales increased 10% over the prior year, inclusive of 6% organic volume growth, to a record $1.7 billion.
Gross Margin	55%
Operating Profit	Operating profit increased 13% over the prior year to a record $367 million.
Operating Margin	22%
Diluted Earnings Per Share	$3.84, an increase of 12% over the prior year.
Return on Capital	16.6%
Return to Shareholders – Quarterly Dividend	$0.22 (increase of 22%).
Return to Shareholders – Share Repurchase	Over the past four years we have purchased 11% of Nordson’s outstanding shares at an average price of $54.95 per share, a discount of approximately 28% compared to the 2014 year-end closing price of $76.55 per share.
1, 3, 5 and 10-Year TSR	7.24%; 20.6%; 26.24%; and 18.16%

COMPENSATION HIGHLIGHTS

Fiscal year 2014 compensation of our named executive officers is described in the Compensation Discussion and Analysis in this Proxy Statement. The table below presents highlights of compensation of our named executive officers for fiscal year 2014. The table is not a substitute for, nor does it reflect, all of the information provided in the Summary Compensation Table presented later in this Proxy Statement. Additional information about our compensation philosophy and program, including compensation determinations for each of our named executive officers, can be found in the Compensation Discussion and Analysis in this Proxy Statement.

Pay Component	Comments
Base Salary	• Base salary increases for 2014 for the named executive officers ranged from 3.2% to 6.7%.
Cash Incentive Award (Annual Incentive)

•  As a percentage of target, award payouts were in the range of 132.9% - 161.8% for the named executive officers.

•  For the corporate financial measures, we exceeded the maximum performance level for the return on total capital measure and exceeded the target performance level for the diluted earnings per share performance measure.

•  For the business unit measure, we achieved performance ranging from 104% of target to 159% of target.

Performance Share Incentive Award (Long-term Incentive)

•  At target, represents 40% of long-term compensation.

•  The fiscal year 2012 - 2014 performance period share award payout was 129.8% of target based on performance confirmed by the Compensation Committee at the completion of the performance period. Our cumulative revenue was $4,656,500,000 and cumulative earnings per share was $10.71, the former exceeding the maximum performance level and the latter exceeding threshold but below target level of performance.

Equity Awards (Long-term Incentive)	• Stock Options represent 40% of long-term compensation. • Restricted Shares represent 20% of long-term compensation.
Chief Executive Officer’s Total Direct Compensation

•  2014 Base Salary - $800,000 (3.2% increase over 2013).

•  Target Cash Incentive Award - $800,000 (100% of base salary).

•  Annual Cash Incentive Award Payout was $1,294,000 (161.8% of target).

•  Long-term incentives:

g    Stock Options - $1,233,462 ($28.88 per share - grant date fair value);

g    Restricted Shares - $523,775 ($71.75 per share - grant date fair value);

g    2012-2014 Performance Period Payout Value - $2,031,370 (based on $78.25 per share on the settlement date).

•  Total: $5,882,607

NORDSON CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 24, 2015

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Nordson Corporation for use at the 2015 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at Squire Patton Boggs, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114 at 8:00 a.m. on Tuesday, February 24, 2015 for the following purposes:

1.	To elect as directors three nominees, named in this Proxy Statement and recommended by the Board to serve until the 2018 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015;

3.	To cast an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 16, 2015. Our 2014 Annual Report to Shareholders is enclosed with this Proxy Statement.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Nordson” or the “Company” refers to Nordson Corporation.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?    You have been sent this Proxy Statement and proxy/voting instruction card(s) because you were a shareholder, or held Nordson common stock through a broker, bank or other third party, at the close of business on December 26, 2014, the record date for shareholders entitled to vote at the Annual Meeting. As of December 26, 2014, there were outstanding, excluding treasury shares which cannot be voted, 61,986,235 common shares entitled to one vote per share upon all matters presented to the shareholders.

What is a proxy?    A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Who can attend the Annual Meeting?    All shareholders of record as of the close of business on December 26, 2014 may attend the meeting.

What if I have a disability?    If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?    The following matters will be voted on at the Annual Meeting:

#	Proposal	Board Recommendation	Reason for Recommendation
1	Election of three nominees as directors to serve for a three-year term: Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert.	FOR ALL NOMINEES	The Board believes these current members of the Board collectively have the skills and experience needed to continue to oversee the implementation of Nordson’s strategic plan for the benefit of shareholders, employees and other constituencies
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015	FOR	Based on the recommendation of the Audit Committee
3	Advisory vote to approve named executive officer compensation	FOR	The Board believes Nordson’s executive compensation program is effective in achieving Nordson’s objectives

Will any other matters be voted on?    We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a replacement nominated by the Board. We do not expect any nominee to be unwilling to serve.

May I ask questions at the Annual Meeting?    Yes. Our management will respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements.

What is the difference between holding shares as a shareholder of record, a beneficial owner or a Nordson-sponsored retirement plan participant?

•

Shareholder of record.    If Nordson shares are registered in your name with our transfer agent, Computershare Limited, you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the Annual Meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

•

Beneficial owner (“in street name”).    If your shares are not held in your name but instead are held in a brokerage account, by a trustee, or by another nominee, then that other entity/holder is considered the shareholder of record and you are considered a beneficial owner of those shares. We sent these proxy materials to that other entity/holder, and they have been forwarded to you with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you.

•

Shares held as a participant in the Nordson Corporation Employees’ Savings Trust (“401(k)”) Plan and/or Nordson Corporation Employee Stock Ownership Plan (collectively, the “Plans”).    If you participate in one or both of these Plans you may have certain voting rights regarding shares of our common stock credited to your account in the Plans. You do not own these shares. They are owned by the Plan trustee, which is the same trustee for both Plans.

The Plans provide you with voting rights based on the number of shares that were constructively invested in your Plan account as of the close of business on the record date. You may vote these shares in much the same way as shareholders of record vote their shares, but you have an earlier deadline to vote.

You may vote the amount of shares credited to your account as of the record date for the Annual Meeting by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. Your vote must be received by 11:59 p.m., Eastern Time February 19, 2015. You may vote these shares by following the instructions provided on the proxy/voting instruction card included with these materials.

By submitting your voting instructions, you will direct the Plan trustee:

•	How to vote the shares allocated to your account in the Plan(s); and

•	How to vote a portion of the shares allocated to the accounts of other participants in the Plan(s) who have not submitted voting instructions by the deadline.

The trustee will submit one proxy to vote all shares in each of the Plans. The trustee will vote the shares of participants submitting voting instructions in accordance with their instructions and will vote the remaining shares in each of the Plans in the same proportion as the final votes of all participants who actually voted. Please note that, if you do not submit voting instructions for the shares in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares in each of the Plans, you may not vote Plan shares in person at the Annual Meeting.

Where is Nordson Corporation common stock traded?    Our common stock is traded and quoted on the NASDAQ Global Select Stock Market LLC under the symbol “NDSN.”

How many votes do I have, and can I cumulate my votes?    You have one vote for every share of our common stock that you own. Unless cumulative voting is invoked by a shareholder through proper notice to Nordson, cumulative voting is not allowed.

How do I vote and what are the voting deadlines?

Shareholders of record and Plan participants.    If you are a shareholder of record or a Plan participant, you may vote by proxy in any of the following three ways:

1. By telephone.    If you reside in the United States or Canada, you may call 1-800-690-6903, 24 hours a day, 7 days a week. Have your proxy/voting instruction card in hand when you call and follow the voice prompts to cast your vote.

2. Via the Internet.    You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. With your proxy/voting instruction card in hand, follow the instructions provided to cast your vote.

3. By mail.    You may mark, sign and date your proxy/voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy/voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy/voting instruction card.

If you are a shareholder of record, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Time, on February 23, 2015. You may also vote in person at the Annual Meeting.

If you are a Plan participant, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Time, on February 19, 2015.

Beneficial owners.    If you are a beneficial owner, you should have received voting instructions from the broker, trustee or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee or nominee in order to instruct your broker, trustee or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

All owners.    If you receive more than one proxy/voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I change my vote?    Yes. You may change your vote or revoke your proxy any time before the voting deadline.

Shareholders of record.    If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on February 23, 2015 will be counted;

•	returning a later-dated, duly executed proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting in person and voting again.

Plan participants.    If you are a Plan participant, you may revoke previously given voting instructions on or before 11:59 p.m., Eastern Time, on February 19, 2015 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with New York Life Investment Management, the trustee for each of the Plans.

Beneficial Owners.    If you are a beneficial owner of your shares, you must contact the broker, trustee or other nominee holding your shares and follow their instructions for changing your vote.

All owners.    You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What will happen if I do not vote my shares?

Shareholders of record.    If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial owners.    If you are the beneficial owner of your shares, your broker, trustee or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the Securities and Exchange Commission (the “SEC”), your broker, trustee or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker, trustee or other nominee, your broker, trustee or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?    If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1 — Election of three nominees as directors to serve for a three-year term: Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert	FOR ALL NOMINEES
Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015	FOR
Proposal 3 — Advisory vote to approve named executive officer compensation	FOR

What constitutes a quorum, and why is a quorum required?    Our Regulations require a quorum of shareholders to hold our Annual Meeting. A quorum will be present when at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If a quorum is not achieved, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are broker non-votes and abstentions?    A broker non-vote occurs when a broker, trustee or other nominee holding your shares do not receive voting instructions from you as the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under SEC rules. The uncontested election of directors (Proposal 1) and an advisory vote related to named executive officer compensation (Proposal 3) are considered non-routine matters and discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker, trustee or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals. The ratification of auditors is a discretionary matter, so your broker, trustee or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm even if you do not give your broker, trustee or other nominee instructions on how to vote your shares with respect to that proposal.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will affect the outcome of the vote on Proposal 3. It is important that you provide voting instructions for all shares you own beneficially.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting, and are not included in the vote count for election of directors. However, abstentions will affect the outcome of the vote on Proposals 2 and 3.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Permitted	Effect of Abstentions
Proposal 1 — Election of three nominees as directors to serve for a three-year term: Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert	Plurality of votes cast	No	Not counted
Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015	Majority of the shares entitled to vote and present in person or represented by proxy	Yes	Will count as present and entitled to vote; will have the effect of a vote against the proposal
Proposal 3 — Advisory vote to approve named executive officer compensation	Majority of the shares entitled to vote and present in person or represented by proxy	No	Will count as present and entitled to vote; will have the effect of a vote against the proposal

Who will tabulate the votes?    Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. The Inspector of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?    Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?    We will bear the expense of soliciting proxies. Proxies may also be solicited by Nordson personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report to Shareholders will be supplied to brokers, trustees and other nominees for the purpose of soliciting proxies from beneficial owners.

How will I know the results of the Annual Meeting?    The final voting results will be tallied by our Inspector of Election and published in a Current Report on Form 8-K filed with the SEC that we expect to file within four business days after the Annual Meeting.

If there is more than one shareholder living at the same address, will each shareholder receive proxy materials?    To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies. Shareholders of record in the same household continue to receive separate proxy/voting instruction cards.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You may also access the Proxy Statement and Annual Report at: www.nordson.com/investors.

How do I submit director nominations or shareholder proposals for the 2016 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2016 Annual Meeting is held within thirty days of the anniversary of the 2015 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at the 2016 Annual Meeting and for inclusion in next year’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) should send the proposal to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 18, 2015.

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at the 2016 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2016 Annual Meeting. Assuming that the 2016 Annual Meeting will be held on March 1, 2016, that means notice of such proposals must be received no earlier than December 2, 2015 and no later than January 1, 2016. Our Regulations are available at: www.nordson.com/governance.

Similar to the timeliness requirements under our Regulations described above, the notice of the nomination of a director must be received no earlier than 90 days and no later than 60 days prior to our annual meeting. Assuming the 2016 Annual Meeting is held on March 1, 2016, the deadlines would be no earlier than December 2, 2015 and no later than January 1, 2016. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at: www.nordson.com/governance. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above. Any proposal for inclusion in the proxy materials, notice of proposal, or suggestion for nominee(s) for election to our Board of Directors should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2016 Annual Meeting. If the Board chooses to present any information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2016 Annual Meeting, then the persons named in proxies solicited by the Board for the 2016 Annual Meeting may exercise discretionary voting power with respect to such information.

What is our policy governing communication with our Board of Directors?

Members of our management team regularly meet with shareholders to discuss a broad range of topics, including our governance and compensation practices. In addition, our Board provides to every shareholder the ability to communicate with the Board as a whole and with individual directors through an established process for shareholder communication.

Shareholders may communicate with the Board, the Chairman of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially review communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of our Code of Ethics and Business Conduct should be reported pursuant to the procedures outlined in the Code.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE.

Promptly return your proxy/voting instruction card or vote via telephone or the Internet,

which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy/voting instruction card are being mailed to shareholders of record on or about January 16, 2015. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440)  892-1580.

PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2018

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting. The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for terms expiring in 2018 and, unless otherwise marked, a proxy will be voted for such nominees. Nominees Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert currently serve as directors. All nominees have agreed to stand for election for a three-year term.

In considering each director nominee and the composition of the Board as a whole, the Governance and Nominating Committee considers a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, which the Governance and Nominating Committee believes enables a director nominee to make significant contributions to the Board, Nordson and our shareholders.

Depending upon the skill sets being sought for a particular vacancy or addition to the Board, the following experiences have been included in our search criteria:

•	Active or recently retired chief executive officer, leading a sophisticated, business-to-business industrial enterprise ranging from $400 million to $1 billion plus revenues;

•	Experience in a company with a material percentage of sales (ideally at least 25 percent) derived from emerging markets;

•	A demonstrated track record of growing a company/division or supporting that growth through his/her role;

•	Experience in a company composed of multiple business units and having a demonstrated experience in technology and research and development-based environments;

•

A demonstrated concern for society and a view of the role of a corporation in society, which is consistent with the traditional values espoused for Nordson by our founders, Walter G. Nord and his sons Eric and Evan.

Since 2009, Nordson has experienced a significant “refresh” of its independent directors, with five independent directors having five years or less of service with Nordson:

We are strongly opposed to a one-size-fits-all model of corporate governance and believe that each board should consider its own circumstances and that a reasonable approach is likely to ensure an appropriate balance between long-tenured and more recently added board members. Our Governance Guidelines provide that a director is expected to retire at the conclusion of the Board meeting immediately prior to a director’s 72nd birthday. We do not, however, have a policy limiting the tenure of a director. In our view, the best method to ensure healthy board evolution is through rigorous and thoughtful consideration of the nomination of current directors prior to each election based on a variety of factors, including director performance, skills and expertise, the Company’s needs, and board diversity, as well as length of board service, both on a board average and stand-alone basis.

With respect to Mr. Keithley and Ms. Puma, we see a strategic advantage of having them serve as senior directors. Not only do they bring experience and historical context to the vitality and growth of Nordson, they serve as advisors to Mr. Hilton, who has been Nordson’s Chief Executive Officer for five years, as Mr. Hilton mentors a team with an average of seven years executive management experience, ranging from 11 years (Mr. John Keane) to 3 years (Mr. James DeVries).

It is intended that proxies that are submitted but do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the nominees named below. At this time, the Board knows of no reason why any nominee might not be a candidate at the 2015 Annual Meeting. However, in the event any one or more of such nominees becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder.

The name and age of each of the three nominees for election as directors for terms expiring in 2018, as well as present directors whose terms will continue after the Annual Meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other information. Mr. Hilton was last elected to the Board for a term that expires in 2016. For purposes of bringing a balance to each class of Directors, Mr. Hilton has been nominated for election to the class of Directors whose term expires in 2018.

Nominees For Terms Expiring in 2018

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Arthur L. George, Jr.	53	Business Experience. Mr. George served as senior vice president and manager, Analog Engineering Operations of Texas Instruments Incorporated (NASDAQ GS: TXN) from 2011 until his retirement in March 2014. Texas Instruments is one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing and wireless technologies. Mr. George was senior vice president and worldwide general manager, High Performance Analog of Texas Instruments from 2006 to 2011.	2012
		Other Directorships in Previous 5 Years. Mr. George currently serves as director of Axcelis Technologies, Inc. (NASDAQ GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.
		Key Attributes, Experiences and Skills. Mr. George brings to the Board significant executive general management experience as well as extensive operational and new product development experiences in high technology markets. Mr. George’s experience with high performance analog products used in a wide range of industrial products gives him insight on a diverse set of industries and affords the Board a unique perspective in identifying strategic and tactical risks attendant to the semiconductor electronics market.
Michael F. Hilton	60	Business Experience. Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was senior vice president and general manager for Air Products and Chemicals, Inc. (NYSE: APD) from 2007 until 2010 with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. Air Products and Chemicals serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.	2010
		Other Directorships in Previous 5 Years. Mr. Hilton serves as a director of Ryder System, Inc. (NYSE: R), a FORTUNE® 500 provider of leading-edge transportation, logistics and supply chain management solutions.
		Key Attributes, Experiences and Skills. Mr. Hilton is the only member of Nordson’s management serving on the Board. With over 30 years of global manufacturing industry experience, Mr. Hilton brings to the Board an intimate understanding of management leadership, strategy development and day-to-day operations of a multi-national company, including product line management, new product technology and talent development, manufacturing, distribution and other sales channels, business processes, international operations and global markets.
Frank M. Jaehnert	57	Business Experience. Mr. Jaehnert served as chief executive officer and president of Brady Corporation (NYSE: BRC) from April 1, 2003 through October 7, 2013. Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s core capabilities in manufacturing, channel management, printing systems, precision engineering and materials expertise make it a leading supplier to customers in general manufacturing, maintenance and safety, process industries, construction, electrical, telecommunications, electronics, laboratory/healthcare, airline/transportation, brand protection, education, governmental, public utility, and a variety of other industries.	2012

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Other Directorships in Previous 5 Years. Mr. Jaehnert is a director of Briggs & Stratton Corporation (NYSE: BGG), a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. He is a member of Briggs & Stratton Corporation’s Audit Committee and Finance Committee. Mr. Jaehnert served as a director of Brady Corporation from April 1, 2003 through October 7, 2013.
Key Attributes, Experiences and Skills. Mr. Jaehnert has been the chief executive officer and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial and consumer products. Mr. Jaehnert received the equivalent of a master of business administration degree from the University of Stuttgart, Germany, and has been designated as a “financial expert” on the Audit Committee, as described under the “Audit Committee” caption in the Corporate Governance section of this Proxy Statement. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the Company’s strategy and the activities of the Audit Committee.

Present Directors Whose Terms Expire in 2016

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Lee C. Banks	51	Business Experience. Mr. Banks has served as executive vice president and operating officer of Parker Hannifin Corporation since 2008. Parker Hannifin Corporation (NYSE: PH) is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. Mr. Banks was senior vice president and operating officer of Parker Hannifin from 2006 to 2008 and served as its worldwide president, Hydraulics Group, from 2003 to 2006.	2010
		Key Attributes, Experiences and Skills. As a senior executive with a multi-national corporation, Mr. Banks provides the Board with significant executive general management and operational experiences and a unique perspective in identifying strategic and tactical risks attendant to a multi-national sales, distribution, manufacturing and operational footprint.
Randolph W. Carson	63	Business Experience. From 2000 to February 2009, Mr. Carson served as chief executive officer of Eaton Corporation (NYSE: ETN) Electrical Group. Eaton is a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution and control. Mr. Carson retired from Eaton in May 2009 following ten years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International.	2009
		Other Directorships in Previous 5 Years. Mr. Carson is presently a director of Fairchild Semiconductor Inc. (NASDAQ: FCS), a leading global manufacturer of semiconductor devices; Graftech International Inc. (NYSE: GTI), a global manufacturer of carbon and graphite products; and the Southwire Company, the leading North American supplier of wire and cable products.

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
		Key Attributes, Experiences and Skills. Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique insight to our Board with respect to meeting marketplace challenges, implementing Lean and other productivity initiatives, integrating business units and anticipating and planning for commercial risk and uncertainties. Together with his experience, strategic vision and understanding of financial accounting and financial matters, our Board believes Mr. Carson is well qualified to serve as a member of our Board. Mr. Carson’s public company board experience contributes to his familiarity with current issues and his ability to identify and address matters that come before the Governance & Nominating and Audit Committees on which he serves.
Victor L. Richey, Jr.	57	Business Experience. Mr. Richey has been chairman of the board, president and chief executive officer of ESCO Technologies, Inc. (NYSE: ESE) since 2003. ESCO Technologies manufactures highly engineered filtration products for the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC products. It also provides diagnostic instruments, services and the premier library of statistically significant apparatus test results in support of the electric power grid.	2010
		Other Directorships in Previous 5 Years. Mr. Richey is presently chairman of the board of ESCO Technologies.
		Key Attributes, Experiences and Skills. The Board believes Mr. Richey provides a breadth of skills critical to the Board’s ability to discharge its oversight responsibility. Mr. Richey has extensive experience as chairman, president and chief executive officer of a diversified global producer and marketer of technology, and he has significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry.

Present Directors Whose Terms Expire in 2017

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Joseph P. Keithley	66	Business Experience. Mr. Keithley has served as Chairman of the Board of Nordson Corporation since February 2010. He served as chairman of the board of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries from 1991, as well as a member of its board of directors from 1986 until December 2010 when Keithley Instruments was purchased by Danaher Corporation. He also served as Keithley Instruments’ chief executive officer from November 1993 to December 2010 and as president from May 1994 to December 2010.	2001
		Other Directorships in Previous 5 Years. Mr. Keithley previously served as chairman of the board of Keithley Instruments. He is currently a director of Materion Corporation (NYSE: MTRN), an integrated producer of high performance engineered materials used in a variety of electrical, electronic, thermal and structural applications, and Axcelis Technologies, Inc. (NASDAQ GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
		Key Attributes, Experiences and Skills. Mr. Keithley brings extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments to his role as Chairman of our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor and electronics industries garnered while leading Keithley Instruments. Mr. Keithley also has extensive public company board and governance experience.
Michael J. Merriman, Jr.	58	Business Experience. Mr. Merriman has been an operating advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman is also a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as president and chief executive officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 to November 2007. Mr. Merriman served as senior vice president and chief financial officer of American Greetings Corporation (formerly, NYSE: AM), a designer, manufacturer and seller of greeting cards and other social expression products from September 2005 until November 2006.	2008
		Other Directorships in Previous 5 Years. Mr. Merriman is a director of Invacare Corporation (NYSE: IVC), a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles; Regis Corporation (NYSE: RGS), a company that owns, franchises and operates beauty salons, hair restoration centers and cosmetology education; and OMNOVA Solutions Inc. (NYSE: OMN), a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Mr. Merriman was a director of American Greetings from 2006 through August 2013 when American Greetings became a private company. Mr. Merriman also served as a director from 2004 until its sale in April 2011 for RC2 Corporation (formerly, NASDAQ: RCRC), a manufacturer of pre-school toys and infant products.
		Key Attributes, Experiences and Skills. Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and his current service on the boards of directors of three publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, product development expertise, and investor relations. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described under the “Audit Committee” caption in Corporate Governance section of this Proxy Statement.
Mary G. Puma	56	Business Experience. Ms. Puma has been chairman of the board of Axcelis Technologies, Inc. (NASDAQ GS: ACLS) since May 2005 and chief executive officer since January 2002. Axcelis is a provider of equipment and service solutions for the semiconductor manufacturing industry.	2001

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Other Directorships in Previous 5 Years. Ms. Puma is presently chairman of the board of Axcelis Technologies.
Key Attributes, Experiences and Skills. Ms. Puma contributes extensive general management experience in an international, technology-driven business and possesses a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience in compensation and talent management planning matters to our Compensation and Governance & Nominating Committees, respectively.

No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2015 Annual Meeting.

Cumulative Voting

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, a Vice President or the Secretary of Nordson of a desire to have cumulative voting. The notice must be received at least 48 hours before the time set for the Annual Meeting, and an announcement of the notice must be made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that the shareholder is voting. Shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

To date, we have not received a notice from any shareholder of his, her or its intention to request cumulative voting.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achieving a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achieving a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ALL NOMINEES AS DIRECTORS.

PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS

SHAREHOLDERS SPECIFY A CONTRARY VOTE.

CORPORATE GOVERNANCE

Corporate Governance Documents

The following corporate governance documents are available at: www.nordson.com/governance.

• Governance Guidelines	• Related Persons Transaction Policy
• Committee Charters	• Share Ownership Guidelines
• Director Recruitment and Performance Guidelines	• Code of Ethics and Business Conduct

The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board committees. The 2014 Annual Report to Shareholders which includes our Annual Report on Form 10-K and this Proxy Statement are available at: www.nordson.com/investors. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Attn: Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and our Governance Guidelines, the Board must consist of a majority of independent directors. The Board has determined that Messrs. Banks, Carson, George, Jaehnert, Keithley, Merriman, Richey, and Ms. Puma each satisfy the definition of “independent director” under these listing standards. Mr. Hilton is not an independent director as he serves as the Company’s President and Chief Executive Officer.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Nordson. When assessing the “materiality” of a director’s relationship with Nordson, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation. Where an affiliation involves the delivery of services to or by Nordson, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Nordson as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Nordson.

As part of our commitment to ensuring director independence, we have a monitoring and reporting program with respect to purchases of products supplied by a company which may employ a director to ensure the avoidance of any conflicts of interest resulting from our relationship. Mr. Banks, a director, serves as executive vice president and operating officer of Parker Hannifin Corporation. Mr. George, a director, served as senior vice president and manager, Analog Engineering Operations of Texas Instruments Incorporated until his retirement on March 31, 2014. These two companies purchase components manufactured by a number of our business units in volumes that are insignificant when compared to the respective companies’ and Nordson’s annual revenue for fiscal year 2014. The Board does not believe that these relationships impair the independence of Messrs. Banks or George or that they have any material interest in any transaction between the Company and Parker Hannifin and Texas Instruments, respectively.

Director Qualifications

The Board believes that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its director nomination recommendations as a variety of points of view contribute to a more effective decision-making process. To that end, the Board has adopted Director Recruitment and Performance Guidelines to assist the Board and the Governance and Nominating Committee in identifying and recruiting directors to serve on the Board. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of our business. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests.

Consideration of Director Candidates Recommended by Shareholders

Under its charter, the Governance and Nominating Committee is responsible for reviewing shareholder nominations for directors. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) that applies to all directors, officers and employees of Nordson Corporation and its subsidiaries wherever located. Our Code contains the general guidelines and principles for conducting Nordson’s business consistent with the highest standards of business ethics. Our Code embodies our five guiding values, which form the foundation of our Company: Integrity, Excellence, Passion for Our Customers, Energy, and Respect for People. Our employees are expected to report all suspected violations of Company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chairman of the Board or a presiding independent director if the Chairman is not an independent director. The Governance Guidelines set forth the responsibilities of the Chairman of the Board and the Presiding Director when the Chairman of the Board is not an independent director. At present, the Chairman of the Board position is separate from the Chief Executive Officer position.

This structure provides independent oversight of management while permitting our Chief Executive Officer, Michael Hilton, to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing and mentoring our future leaders, and promoting employee engagement at all levels of the organization. Our independent Chairman of the Board of Directors, Joseph Keithley, leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with Mr. Hilton), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and Mr. Hilton between Board meetings and providing overall guidance to Mr. Hilton as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

Meetings of the Board of Directors

The Board held four meetings during fiscal year 2014. In addition, there were a total of 18 committee meetings. Nordson’s policy is to require attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2014. Directors are encouraged to attend the Annual Meeting and all of Nordson’s directors attended the 2014 Annual Meeting of Shareholders held on February 25, 2014.

Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, independent directors meet in regularly scheduled executive sessions without management. The Chairman of the Board of Directors (or, when our Chairman is not an independent director, the Presiding Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the independent directors at any time with appropriate notice. Chairman Keithley presided at executive sessions of our independent directors at every regularly scheduled Board meeting in 2014.

Oversight of Risk

Management continually monitors the material risks facing the Company, in a global market, including operational, financial (accounting, liquidity and tax), strategic, competitive, reputational, legal and regulatory risks.

The Board as a whole exercises its oversight responsibilities with respect to material risks. The Board has delegated responsibility for the oversight of specific risks to Board committees. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in assessing our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Nordson Corporation. The Board regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, our Board committees each oversee certain aspects of risk management as presented below:

Committee	Primary Areas of Risk Oversight
Audit Committee	Risks associated with financial matters, particularly financial reporting, accounting, disclosure and internal controls.
Compensation Committee	Risks associated with the establishment and administration of executive compensation and equity-based compensation programs and performance management of officers.
Governance & Nominating Committee	Risks associated with Board independence, effectiveness and organization, corporate governance matters, and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Both the Audit Committee and the Compensation Committee of the Board also rely on the advice and counsel of our independent auditors and compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work and executive compensation policies and practices, as applicable. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairpersons to the full Board.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons that are required to be disclosed in proxy statements, which are commonly referred to as “related persons transactions.” Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals. Under the written policy, Nordson’s Audit Committee is responsible for reviewing any related persons transactions and will consider factors it deems appropriate. To the extent any member of the Audit Committee is involved in any transaction review, such member recuses themselves.

We have a monitoring and reporting program with respect to transactions with products supplied by, or to, a company which may employ a director, to ensure the avoidance of any conflicts of interest resulting from our relationship. This program includes all such transactions collectively over $120,000 in one annual period. Under the program, we reviewed transactions with two companies that employ/employed two of our directors. The review determined that the related persons transactions were neither material nor significant to either Nordson or the respective director’s company. All such transactions were conducted at arms-length. Information on the related persons transaction review is set forth under the caption “Director Independence” above.

Self-Assessments

On a regular basis, the Board conducts a self-assessment of the Board as a whole to determine, among other matters, whether the Board is functioning effectively. The independent directors also undertake a peer assessment of the Chairman of the Board and other independent directors as part of this self-assessment process. Each committee of the Board also conducts a self-assessment of the committee’s effectiveness. The Board considers this process to be the primary means of determining whether incumbent directors continue to demonstrate the attributes that should be reflected on the Board, or whether changes to membership are appropriate.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee and Executive Committee. Respective committee functions, memberships and number of meetings are listed below. All members of the Audit Committee, Compensation Committee and Governance and Nominating Committee are independent under the independence standards of NASADQ and our Governance Guidelines. A more detailed discussion of the purposes, duties, and responsibilities of the committees is found in the Committees respective charters which are available at: www.nordson.com/governance.

Committee	Function	Members for 2014	Meetings in 2014
Audit

•  reviewing the proposed audits (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•  appointing, compensating and overseeing the independent auditors for each fiscal year;

•  approving all permissible audit and non-audit services to be performed by the independent auditors;

•  establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•  reviewing all related-persons transactions; and

•  overseeing the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations and underlying economic assumptions.

		Merriman*; Carson; George; and Jaehnert	8

Compensation	• setting and approving compensation for our executive officers; • administering the incentive and equity participation plans under which we pay incentive compensation to our executive officers; and • providing oversight to executive talent and management succession planning, other than chief executive officer succession which is a responsibility of the entire Board.	Puma*; Banks; Keithley; and Richey	6

Committee	Function	Members for 2014	Meetings in 2014

The Compensation Committee takes significant steps to ensure that we maintain strong links between executive compensation and performance of our business. Examples of these steps are:

•  holding executive sessions (without management present) at every regularly scheduled committee meeting;

•  engaging an independent compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•  aligning compensation structures based on examination of peer group compensation structures and levels and peer group financial performance; and

•  strengthening the link between executive officer compensation and shareholder value by basing incentive/variable pay on the achievement of financial measures and additional business objectives and modifying the mix of compensation elements to increase the allocation of compensation linked to corporate performance.

Governance & Nominating

•  assisting the Board by identifying individuals qualified to serve as directors, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•  reviewing and recommending to the Board qualifications for committee membership and committee structure and operations;

•  recommending to the Board directors to serve on each committee and a chairperson for such committee;

•  developing and recommending to the Board a set of corporate governance policies and procedures; and

•  developing, administering and overseeing the self-assessment process for the Board and its committees.

		Richey*; Carson; Keithley; and Puma	3

Executive	Exercising the authority of the Board on such matters as are delegated to it by the Board from time to time and exercising the powers of the Board between meetings of the Board.	Keithley*; Hilton; Merriman; and Puma	1

*	Committee chairperson

The Board has designated Messrs. Jaehnert and Merriman, who are each independent directors under the NASDAQ listing standings and the SEC’s audit committee requirements, as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. Shareholders should understand that the designation of each of Messrs. Jaehnert and Merriman as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those imposed on them as members of the Audit Committee and the Board in the absence of such designation.

The Audit Committee has confirmed Ernst & Young’s independence from management and the Company, including compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at Appendix A of this Proxy Statement.

Director Compensation

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in the form and timing of payments.

Elements of Director Compensation

We believe that the following components of our director compensation program support the objectives above:

•

We provide cash compensation through retainers for board and committee service, as well as separate retainers to the Chairman of the Board and chairpersons of our Board committees. We do not provide board and committee meeting fees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the Board. The committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

•	To compensate the Chairman of the Board for his responsibilities, he receives, in addition to the annual cash retainer he receives as a director, an annual cash retainer of $50,000.

•	All of the non-employee directors receive annual grants of restricted share units which vest 100% on the last day of the fiscal year.

Determining Director Compensation.    The Governance and Nominating Committee of the Board of Directors, with the assistance of the Compensation Committee’s executive compensation consultant, reviews the compensation of our non-employee directors. Reviews are conducted annually and prior to the commencement of the upcoming fiscal year. In benchmarking director compensation, we use the same compensation peer group that is used to benchmark compensation for our named executive officers as described in the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Peer Group and Compensation Surveys.”

The components and respective amounts of director compensation for fiscal year 2014 were:

Type	Annual Amount ($)
• Annual Cash Retainer	60,000
• Chairman of the Board’s Cash Retainer	50,000
• Annual Committee Chair Cash Retainer:
¡ Audit Committee Chair	12,000
¡ Compensation Committee Chair	10,000
¡ Governance & Nominating Committee Chair	5,000
• Annual Equity Grant (Restricted Share Units) (1)	110,000

(1)	The actual number of restricted share units granted is determined by the share price on date of grant.

In August 2014, the Governance and Nominating Committee conducted its annual review of outside director compensation. Based on benchmarking data and the analysis provided by the executive compensation consultant, the annual cash retainer was increased to $65,000 and the annual equity grant was increased to $120,000 for fiscal year 2015.

Annual Cash Retainer.    The cash retainers are paid in equal quarterly installments. For directors who are elected by the Board or shareholders after the commencement of a fiscal year, the annual retainer is prorated based on the number of months remaining in the fiscal year.

Annual Equity Grant.    Restricted share units are granted on the first day of the fiscal year – November 1. If a director retires from the Board prior to the vesting date, restricted share units are forfeited on a pro-rata basis, based on the number of months served prior to retirement. If a director is elected by the Board or shareholders after the commencement of a fiscal year, the restricted share unit grant is prorated based on the number of months remaining in the fiscal year. If the restricted share units that are granted on November 1 are not deferred, then the restricted share units and accrued dividend equivalents convert to Nordson Common shares on a one-for-one basis on the vesting date.

Deferred Compensation Program.    Under the directors deferred compensation plan, non-employee directors may defer all or a portion of their annual cash retainer into a non-qualified, unfunded deferred compensation account in the form of deferred cash or share equivalent units. Amounts deferred (i) as cash will earn a return equivalent to the return on an investment in an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate, or (ii) as share equivalent units will earn a return based on our common share price and accruing dividend equivalents. We do not pay above market or preferential interest rates under this deferred compensation plan.

Directors may also elect to defer the receipt of restricted share units prior to the grant date. If receipt is deferred, the restricted share units and accrued dividend equivalents will convert to share equivalent units on a one-for-one basis on the vesting date.

After retirement from our Board, the share equivalent units and any deferred retainers that were deferred as share equivalent units are paid out in our common shares in predetermined quarterly installments over a four year period. Any deferred retainer fees that were deferred in the deferred cash account and the accrued interest will be paid out in cash in predetermined quarterly installments over a four year period.

Share Ownership Guidelines.    The Board believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares (shares held in the form of share equivalent units or restricted share units qualify as shares owned under the guidelines). Newly elected directors have five years within which to achieve the share ownership requirement.

Charitable Gifts Matching Program.    Current and retired non-employee directors may participate in our employee matching gift program that is available to all current and retired employees. Directors Banks, Carson, Keithley, Merriman, Puma and Richey participated in this program in fiscal year 2014. We made matching contributions totaling $58,508 for our directors who served in fiscal year 2014.

Indemnity Agreements.    We have indemnification agreements for directors in order to attract and retain highly qualified candidates to serve as our directors. The indemnification agreements are intended to secure the protection for our directors contemplated by our Regulations and to the full extent permitted by Ohio law.

Director Compensation Table for Fiscal Year 2014

The following table sets forth the total compensation of each non-employee director for services provided as a director for fiscal year 2014.

Name (1)	Fees Earned or Paid in Cash $	Stock Awards (2) $	All Other Compensation (3) $	Total $
Lee C. Banks	60,000	110,000	12,587	182,587
Randolph W. Carson	60,000	110,000	19,690	189,690
Arthur L. George, Jr.	60,000	110,000	3,055	173,055
Frank M. Jaehnert	60,000	110,000	4,187	174,187
Joseph P. Keithley	110,000	110,000	40,683	260,683
Michael J. Merriman, Jr.	72,000	110,000	27,134	209,134
Mary G. Puma	70,000	110,000	12,882	192,882
Victor L. Richey, Jr.	65,000	110,000	15,723	190,723

(1)	Mr. Hilton, our President and Chief Executive Officer, is not included in this table because as an employee director, he received no additional compensation in his capacity as a director.

(2)	This column represents the grant date fair value of the restricted share unit awards as calculated under FASB ASC Topic 718 and do not reflect whether the recipient has actually received a financial gain from these awards. The number of restricted share units was determined by dividing $110,000 by the closing share price of our common shares on November 1, 2013 – $71.82. Fractional shares are rounded up to the nearest whole share. Messrs. George, Keithley, Merriman and Richey elected to defer receipt of the restricted share units when they vest and will receive instead share equivalent units.

Director	Restricted Share Units Not Deferred Upon Vesting (#)	Restricted Share Units Deferred Upon Vesting (#)
Lee C. Banks	1,532	—
Randolph W. Carson	1,532	—
Arthur L. George, Jr.	—	1,532
Frank M. Jaehnert	1,532	—
Joseph P. Keithley	—	1,532
Michael J. Merriman, Jr.	—	1,532
Mary G. Puma	1,532	—
Victor L. Richey, Jr.	—	1,532

(3)	This column includes the value of dividends on restricted shares, restricted share units, and share equivalent units, interest on deferred cash accounts, premiums for life and business travel accident insurance for each director and matching gifts for fiscal year 2014.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year Ending October 31, 2015

Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm for the fiscal year ended October 31, 2014. The Audit Committee has appointed Ernst & Young to serve as our auditors for the fiscal year ending October 31, 2015. Although shareholder ratification of the appointment of Ernst & Young is not required, the Board believes that submitting the appointment to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. We expect that a representative of Ernst & Young will be present at the 2015 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s charter, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. Our Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young and its personnel, and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services and audit-related services, if any, together with specific details regarding such services anticipated being required for such fiscal year including, as available, estimated fees. The Audit Committee reviews the services provided to date and actual fees against the estimates and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal years 2013 and 2014 were approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to approve such engagement. Any such approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional approval is required before any fees can exceed approved fees for any such specifically-approved services.

Fees Paid to Ernst & Young

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young for the fiscal years ended October 31, 2014 and October 31, 2013:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees (1)	$1,588,604	$1,440,833
Audit-Related Fees (2)	$135,071	$87,500

(1)	Audit services of Ernst & Young consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of internal controls over financial reporting, and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations and services related to SEC registration statements.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF THE

AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

OCTOBER 31, 2015.

SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, EXECUTIVE OFFICERS AND LARGE BENEFICIAL OWNERS

The following table shows the number of Nordson common shares beneficially owned as of December 26, 2014 by (1) each person who was a director as of October 31, 2014; (2) each executive officer named in this Proxy Statement and (3) by all executive officers and directors as a group. No executive officer or director owns more than 0.53% of outstanding Nordson common shares. All executive officers and directors as a group own approximately 1.84% of outstanding Nordson common shares. There were 61,986,235 shares outstanding as of December 26, 2014.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

Name of Beneficial Owner	Total	Percent	Direct Ownership (1)	Employee Plan (2)	Right to Acquire (3)	Restricted Share Units and Share Equivalent Units (4)
Lee C. Banks	10,735	*	9,159	—	—	1,576
Randolph W. Carson	21,477	*	10,498	—	—	10,979
Arthur L. George, Jr.	7,659	*	4,536	—	—	3,123
Frank M. Jaehnert	7,707	*	4,633	—	—	3,074
Joseph P. Keithley	43,631	*	1,518	—	—	42,113
Michael J. Merriman, Jr.	17,856	*	2,701	—	—	15,155
Mary G. Puma	27,540	*	23,599	—	—	3,941
Victor L. Richey, Jr.	9,072	*	—	—	—	9,072
Michael F. Hilton	331,101	*	35,134	—	218,603	77,364
John J. Keane	127,409	*	40,081	861	75,113	11,354
Gregory P. Merk	124,358	*	32,649	122	90,943	644
Gregory A. Thaxton	105,327	*	9,871	5,621	64,391	25,444
Robert E. Veillette	98,740	*	11,364	2,553	67,229	17,594
All Executive Officers and Directors as a Group (16 people)	1,155,216	1.84%	238,641	16,729	635,699	264,147
*	Less than 1%

(1)	Except as otherwise stated, beneficial ownership of the shares held by each of the directors and executive officers consists of sole voting power and/or sole investment power, or of voting power and investment power that is shared with the spouse of the director or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by February 24, 2015 and share payouts under the Performance Share Incentive Award, which were settled after the record date but before February 24, 2015.

(4)	This column shows the direct share unit ownership held by directors and executive officers under various deferred compensation plans described in this Proxy Statement.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our common shares as of December 26, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Columbia Wanger Asset Management, LLC (1)	5,150,400	8.3%
227 West Monroe Street — Suite 3000 Chicago, IL 60606-5055
Jennifer A. Savage (2)	4,068,341	6.6%
1301 East 9th Street — Suite 3500, Cleveland, OH 44114-1821
BlackRock, Inc. (3)	3,793,283	6.1%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc. (4)	3,748,649	6.0%
100 Vanguard Blvd., Malvern, PA 19355
T. Rowe Price Associates, Inc. (5)	3,422,650	5.5%
100 E. Pratt Street, Baltimore, MD 21202

(1)	In its most recent Schedule 13G/A filed February 6, 2014 with the SEC, Columbia Wanger Asset Management, LLC (CWAM) stated that it is a registered investment advisor, reported beneficial ownership of 5,150,400 shares and stated that it has sole voting power over 4,865,400 of the reported shares and sole investment power over all of the reported shares. Columbia Acorn Fund, CWAM’s affiliate, reported in the Schedule 13G/A beneficial ownership of 3,400,000 shares and stated that it has sole voting power and sole investment power over all of the reported shares. According to the Schedule 13G/A, CWAM does not directly own any of the reported shares and stated that as the investment advisor of Columbia Acorn Fund and various other investment companies and managed accounts, it may be deemed to beneficially own the shares reported by Columbia Acorn Fund. According to the Schedule 13G/A, CWAM disclaims beneficial ownership of the reported shares.

(2)	In a Schedule 13G filed October 21, 2014 with the SEC, Jennifer A. Savage, an individual, reported beneficial ownership of 4,077,862 shares and stated that she has sole voting power and sole investment power over 2,548,658 of the reported shares. According to the most recent information provided by Ms. Savage, the amount of shares beneficially owned by Ms. Savage as of the Record Date is 4,068,341, which includes (a) 1,148,658 shares owned by Nord Irrevocable Trusts held for the benefit of Nord family descendants, of which Jennifer A. Savage is the sole trustee, (b) 1,000,000 shares owned by the Jane B. Nord GRAT 10/15/14, of which Jennifer A. Savage is the sole trustee, (c) 400,000 shares owned by the ENM 2014 GRAT, of which Jennifer A. Savage is the sole trustee, (d) 1,262,536 shares owned by Eric T. Nord Trusts, of which Jennifer A. Savage is a co-trustee, and (e) 257,147 shares owned by Nord Trusts held for the benefit of Nord family descendants, of which Jennifer A. Savage is a co-trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as a co-trustee.

(3)	In its most recent Schedule 13G/A filed January 30, 2014 with the SEC, BlackRock, Inc. stated that it is a parent holding company or control person, reported beneficial ownership of 3,793,283 shares and stated that it has sole voting power over 3,569,876 of the reported shares and sole investment power over all of the reported shares.

(4)	In a Schedule 13G filed February 12, 2014, The Vanguard Group, Inc. stated that it is a registered investment advisor, reported beneficial ownership of 3,748,649 shares, stated that it has sole voting power over 38,638 of the reported shares and sole investment power over 3,714,311 of the reported shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 34,338 of the reported shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,300 of the reported shares as a result of its serving as an investment manager of Australian investment offerings.

(5)	In a Schedule 13G filed February 13, 2014, T. Rowe Price Associates, Inc. stated that it is a registered investment advisor, reported beneficial ownership of 3,422,650 shares and stated that it has sole voting power over 1,032,610 of the reported shares and sole investment power over all of the reported shares.

We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Copies of these reports must also be provided to us.

Based on our review of these reports, we believe that, during the fiscal year ended October 31, 2014, all reports were filed on a timely basis by reporting persons.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

During our 2014 Annual Meeting, we asked our shareholders to approve compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 97.9% of shareholder votes cast in favor of our proposal. We value this positive endorsement by our shareholders of our executive compensation policies and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, our Compensation Committee decided to retain our general approach to named executive officer compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they deliver value for our long-term shareholders.

With respect to the advisory shareholder vote on how frequently we should seek an advisory vote on compensation paid to our named executive officers, our Board recommended, and shareholders expressed support for, an annual frequency. Therefore, consistent with this vote, we are conducting an annual, non-binding advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement as required by Section 14A of the Exchange Act.

Nordson’s consistent long-term shareholder value creation is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our shareholders.

In support of this belief and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee urges you to consider the following factors:

•	The Compensation Committee is composed entirely of independent directors and is advised by an independent compensation consulting firm retained by the Committee.

•	We review annually our compensation peer group and make adjustments as needed.

•

We establish target total direct compensation (base salary, target annual incentives, and long-term incentives) for our named executive officers to approximate the median target total direct compensation for executives in comparable positions at companies in our peer group. Actual financial and operating performance and share price performance drive amounts earned above or below target levels.

•	82% of our CEO’s total direct compensation for 2014 was in the form of annual and long-term incentives, including performance shares.

•

Annual and long-term incentive compensation is earned based primarily upon consistent and transparent performance measures derived directly from our publicly filed financial statements prepared in accordance with generally accepted accounting principles. The Compensation Committee confirms performance based upon pre-established performance measures and performance levels before any incentive plan payouts are made.

•	The shareholder-approved 2012 Stock Incentive and Award Plan establishes a maximum payout opportunity for our named executive officers.

•	Incentive award payouts are structured and intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and to be deductible for tax purposes.

•

We evaluate share utilization by reviewing ongoing grants, forfeitures, overhang levels (dilutive impact of equity compensation on our shareholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•

Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	We prohibit repricing of underwater stock options and other awards without shareholder approval.

•

We have share ownership guidelines that require our executive officers to own Nordson common shares equal to multiples of base salary ranging from two times to five times annual base salary. In 2014 and based on benchmarking data provided by the independent executive compensation consultant, the Compensation Committee increased the Chief Financial Officer’s share ownership requirement from two to three times annual base salary.

•	We do not pay above-market or preferential earnings on non-qualified deferred compensation.

•	We have an incentive compensation forfeiture (“clawback”) policy for our executive officers, which is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act.

•

We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited is trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of any Nordson securities.

•	We provide only modest perquisites that benefit the Company’s business.

•	We engage in an ongoing, rigorous review of executive talent and succession plans for key corporate roles.

We are asking our shareholders to indicate their support for compensation paid to our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the vote on compensation is non-binding, our Board and our Compensation Committee strongly value the opinions of our shareholders. The Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of the compensation paid to our named executive officers.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL (ON AN ADVISORY, NON-BINDING BASIS)

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

All references in this section to years are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for 2014, those being:

Name	Title
Michael F. Hilton	President and Chief Executive Officer
Gregory A. Thaxton	Senior Vice President, Chief Financial Officer
John J. Keane	Senior Vice President
Gregory P. Merk	Senior Vice President
Robert E. Veillette	Vice President, General Counsel and Secretary

This CD&A is presented in six parts:

Part I:    Executive Summary.    In this section we discuss: (a) highlights of our financial and operating performance that supported compensation awarded to our named executive officers for 2014; (b) our compensation objectives, including our pay-for-performance philosophy; (c) Mr. Hilton’s compensation for 2014; and (d) how our compensation was tied to performance.

Part II:    Determining Executive Compensation.    In this section we explain our compensation processes and procedures and the roles the Compensation Committee, management, and our professional advisors have in determining our executive compensation program.

Part III:    Key Components of Our Executive Compensation Program.    In this section we provide details of the key components of the compensation we provide to our named executive officers, including base salary, annual cash incentive awards, and long-term incentive awards. We also discuss and analyze actions taken with respect to these components in 2014.

Part IV:    Other Components of Our Executive Compensation Program.    In this section we provide details of other components of the compensation we provide to our named executive officers, including perquisites, welfare and retirement benefits, and change in control protections.

Part V:    Compensation Committee Actions Related to 2015 Executive Compensation.    In this section we discuss actions taken with respect to the compensation of our named executive officers that will be effective in 2015.

Part VI:    Policies Related to Executive Compensation.    In this section we review the policies we have adopted that relate to our executive compensation program including our equity grant practices, clawback policy, prohibition against pledging shares or engaging in the hedging of Nordson common shares, and shareholder ownership guidelines for executive officers.

In this CD&A we use the terms “the Committee,” “we,” “us,” and “our” interchangeably in reference to the Compensation Committee, or in the proper context, Nordson Corporation.

This CD&A discloses projected Company performance measures and goals. You should read and understand this discussion only as it relates to our executive compensation program. We are not providing these projected Company performance measures and goals as guidance or as a statement of management’s expectations or estimates of our current or projected results. We refer you to our Annual Report on Form 10-K for the year ended October 31, 2014 for additional information regarding 2014 financial results discussed in this CD&A.

PART I: EXECUTIVE SUMMARY

2014 Corporate Financial and Operating Performance Highlights

2014 was a year of solid financial and operating results in an uncertain and low-growth global macroeconomic environment. Our ability to execute on all facets of our 2014 operating plan is reflected in the following benchmarks being achieved:

•	Sales increased 10% over the prior year, inclusive of 6% organic volume growth, to a record $1.7 billion.

•	Gross margin was 55%, a continued strong level that ranks among the highest for diversified industrial machinery companies.

•	Operating profit increased 13% over the prior year to a record $367 million.

•	Operating margin improved to 22%.

•	Diluted earnings per share increased 12% over the prior year to $3.84.

•	Free cash flow* before dividends was $245 million or 99% of net income.

•	Net debt at the end of the year was 1.78 times trailing-twelve month EBITDA.

•	Dividends paid for the year were $48 million. We increased our quarterly dividend by 22%, marking the 51st consecutive year we have increased our dividend.

•	We invested $164 million during the year to purchase approximately 3% of our outstanding shares, offsetting the dilutive effect of benefits programs and buying additional shares opportunistically.

•

Over the past four years we have purchased 11% of Nordson’s outstanding shares at an average price of $54.95 per share, a discount of approximately 28% compared to the 2014 year-end closing price of $76.55 per share.

•

We completed two acquisitions within the strategic and targeted spaces we have previously identified. Avalon Laboratories Holdings Corp. adds to our medical fluid management platform, and Dima Group, B.V. adds scale to our electronic fluid dispensing offering.

*	“Free cash flow” is, a non-GAAP measure, determined from our consolidated statement of cash flows and represents $288 million of net cash provided by operating activities minus $43.6 million of additions to property, plant, and equipment plus $0.3 million of proceeds from the sale of property, plant, and equipment.

Compensation Objectives

We provide a straightforward, uncomplicated compensation structure for our named executive officers, one which is competitive; is effective in attracting, retaining and motivating high caliber individuals; fosters engagement of the executive officers to achieve the desired business results; and aligns our executive officers’ interests with those of our long-term shareholders.

Our executive compensation program is designed to support three primary objectives, which are described in the table below:

Objective	How Objective is Achieved
Alignment with Shareholder Interests

• A substantial portion of our compensation program is provided in the form of equity-based long-term incentives which directly tie to share price appreciation.

• We impose share ownership requirements which encourage our executives to maintain a meaningful equity interest in the Company.

Pay-for-Performance	• Our incentive plan awards are based on performance against a balanced mix of long-standing and consistent pre-established financial measures as well as quantitative operating performance measures.

Talent Retention

• Total direct compensation opportunities are targeted to approximate the median of the peer group that we compete with for talent.

• The vesting periods for equity-based compensation (performance share units, stock options and restricted shares) support this objective.

Mr. Hilton’s Compensation

The compensation paid to our Chief Executive Officer, Mr. Hilton, is consistent with our “pay-for-performance” compensation philosophy that applies to all of our named executive officers. Mr. Hilton’s target total compensation is designed to approximate the target total compensation of other chief executive officers in our peer group and his actual annual and long-term incentive awards are aligned with our earnings per share growth, revenue growth and return on total capital.

At the beginning of 2014, the Committee, with input from its independent executive compensation consultant, took into account a number of factors in establishing Mr. Hilton’s 2014 base salary, including a competitive market review, relative internal pay equity, and the Board’s assessment of Mr. Hilton’s multi-year performance and overall Company performance. As a result of this review, the Committee increased Mr. Hilton’s base salary for 2014 by 3.2%.

Shortly after 2014 ended, the Board reviewed Mr. Hilton’s performance for the year. In assessing Mr. Hilton’s performance, the Board considered:

•	The Company’s strong financial performance as noted in Part I of this CD&A above in an uncertain and low-growth global macroeconomic environment;

•

Mr. Hilton’s exceptional, consistent leadership for the Company, specifically the progress made toward strengthening the Company’s overall long-term growth profile through organic initiatives and acquisitions, including Avalon Laboratories Holding Corp., and the continuous improvement achieved throughout the global organization; and

•	Mr. Hilton’s strong emphasis on global development of the Company’s leadership and management capabilities.

With this input from the Board and the considerations above, the Committee, without Mr. Hilton present during its deliberations, determined that for 2015, Mr. Hilton would receive a base salary increase of $25,000, which represents an increase of 3.1% over his 2014 base salary. With respect to the payout of Mr. Hilton’s incentive awards for 2014, the Committee certified the performance results for 2014 against the measures established by the Committee at the beginning of the 2014.

For the 2014 annual cash incentive award, the Committee confirmed a payout reflecting actual performance that exceeded the target performance level for the earnings per share measure and actual performance that exceeded the maximum performance level for the return on total capital measure. This resulted in a weighted payout at 161.8% of target.

For the long-term incentive, the Committee confirmed for the 2012-2014 performance period that actual performance exceeded the target performance level for the three-year cumulative revenue performance measure and actual performance exceeded the threshold level but was less than the target level for the return on total capital measure, resulting in a weighted payout at 129.8% of target.

Mr. Hilton’s target total compensation approximates the median of chief executive officer compensation for the Company’s peer group. The combination of long-term performance share awards, restricted share awards, stock option awards and annual cash incentive awards represents approximately 82% of Mr. Hilton’s target total direct compensation for 2014, which further reinforces our pay-for-performance culture.

How Compensation is Tied to Performance

Our executive compensation program is structured to ensure that a significant portion of the compensation paid to our executive officers is dependent upon the performance of our business. The program is also structured to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers.

For those awards that are based on the Company’s performance, our specific decisions around setting performance measures and levels and other actions impacting executive compensation focus on certain areas that are tied directly to our business plan and that we believe are the most critical value drivers of the business, such as revenue, earnings and return on total capital.

Annual cash incentive award payouts are tied to diluted earnings per share growth and return on total capital and the performance share incentive award payouts for the three year performance period are based on cumulative diluted earnings per share growth and cumulative revenue growth. Performance share incentive award payouts are also impacted by share price performance, as the payout value is based on the settlement date share price.

The graph below compares Nordson’s total shareholder return for the five year period ending October 31, 2014 with that of the S&P 500 Index, the S&P MidCap 400 Index, S&P 500 Industrial Machinery Index and the S&P MidCap 400 Industrial Machinery Index, and the median return of our peer group companies (assuming the reinvestment of all dividends).

Company/Market/Peer Group	2009	2010	2011	2012	2013	2014
Nordson Corporation	$100.00	$151.62	$183.67	$238.70	$294.28	$315.68
S&P 500 Index	$100.00	$116.52	$125.94	$145.09	$186.11	$218.25
S&P MidCap 400	$100.00	$127.64	$138.55	$155.32	$209.02	$233.38
S&P 500 Ind. Machinery	$100.00	$127.95	$132.38	$158.43	$226.75	$255.70
S&P MidCap 400 Ind. Machinery	$100.00	$129.98	$147.82	$161.44	$223.07	$236.39
Peer Group	$100.00	$132.42	$148.68	$167.11	$226.13	$247.78

Source: Zack’s Investment Research

*	We define Total Shareholder Return as: (share price end of period - share price start of period + dividends paid) / share price start of period.

Since we place significant emphasis on long-term growth in our share price, we believe the information provided in the graph and table above to be important in understanding our compensation philosophy and its role in the achievement of our long-term objectives.

PART II: DETERMINING EXECUTIVE COMPENSATION

Role of the Shareholder Say-on-Pay Vote

The Committee believes that the results of the advisory “say-on-pay” shareholder vote represent an affirmation of our current pay practices and philosophies and, as a result, no significant changes were made to our executive compensation pay practices for 2014. The Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for the named executive officers. The results of our say-on-pay vote for the past four years are as follows:

Annual Meeting Year	FOR Vote (%)
2011	94.23
2012	94.63
2013	97.13
2014	97.90

Role of the Compensation Committee

The Committee is made up entirely of independent directors as defined by our Governance Guidelines and NASDAQ listing standards and has primary responsibility for designing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities for 2014, the Committee sought input, advice and recommendations from an independent executive compensation consultant as well as recommendations from our Chief Executive Officer, Mr. Hilton, on the compensation and performance of our executive officers (excluding Mr. Hilton’s compensation and performance). At all times, however, we exercised independent judgment in making executive compensation decisions.

Role of the Executive Compensation Consultant

The Committee retained Exequity, Inc. (“Exequity”) as the executive compensation consultant reporting directly to the Committee. Exequity provides research, data analyses, survey information and design expertise in developing compensation programs for our executive officers. In addition, Exequity informs the Committee of regulatory developments and market trends related to executive compensation practices. The Committee has assessed the independence of Exequity in light of SEC rules and NASDAQ listing standards and concluded that no conflict of interest would prevent Exequity from independently and objectively advising the Committee.

Role of Executive Management

Mr. Hilton and Ms. Shelly Peet, Vice President, Human Resources, provide additional information and analysis as requested by the Committee. More specifically, Mr. Hilton and Ms. Peet provided support for Committee meetings and made recommendations about designs for and, if warranted, changes to our annual cash incentive awards and long-term incentive awards. In addition to the responsibilities above, Mr. Hilton also: (a) provided to the entire Board of Directors a self-assessment of his performance for the fiscal year; (b) provided an assessment of each executive officer’s performance; and (c) recommended annual base salary adjustments, payout levels under the annual cash incentive award and performance share incentive award, and equity grants for executive officers other than himself.

Peer Group and Compensation Surveys

Our compensation peer group for 2014, which was developed in consultation with Exequity, consisted of the 20 publicly-traded companies listed below. The Committee believes the listed peer companies serve as the appropriate peer group because they have a global scope and business complexity, a focus on precision industrial manufacturing, and profiles or business models similar to Nordson’s based on industries or diverse markets served, innovation and technology, and global growth strategies. The Committee regularly reviews the peer group and makes any modifications necessary to ensure the group most closely resembles our competitive market for executive talent. In determining any changes, the Committee considers numerous financial measures and Nordson’s position relative to the proposed peer companies.

Company	Revenues ($MMs)	Market Cap Dec. 2012 ($MMs)
Actuant Corporation	$1,605	$2,034
Albany International Corp.	$761	$640
AMETEK Inc.	$3,334	$9,129
Barnes Group Inc.	$1,230	$1,215
Chart Industries Inc.	$795	$2,002
CLARCOR Inc.	$1,122	$2,392
Donaldson Company, Inc.	$2,502	$4,816
Entegris, Inc.	$716	$1,262
Esterline Technologies Corp.	$1,992	$1,964
FLIR Systems, Inc.	$1,405	$3,348
Gardner Denver, Inc.	$2,371	$3,363
Graco Inc.	$1,012	$3,124
Graftech International Ltd.	$1,248	$1,260
IDEX Corporation	$1,954	$3,846
Lincoln Electric Holdings, Inc.	$2,853	$4,044
Robbins & Myers, Inc.	$1,035	$2,509
Roper Industries, Inc.	$2,993	$10,969
Veeco Instruments Inc.	$979	$1,155
Watts Water Technologies Inc.	$1,437	$1,221
Woodward, Inc.	$1,866	$2,609

MEDIAN	$1,421	$2,450
Nordson Corporation	$1,410	$4,060

Where peer group proxy data was not available, and as a reference and a primary source of data for the functional leaders, we utilized survey data published by Aon Hewitt for the position or positions that most closely match the job description of each named executive officer or executive officer position.

Allocation of Executive Compensation

Our executive compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components so that we have flexibility in developing an appropriate compensation mix. Generally, we set the total target direct compensation for our named executive officers to approximate the median for our peer group companies, taking into account the experience level of the individuals in their current positions and internal pay equity. Within the total direct compensation opportunity for any executive officer, individual components of compensation may be greater or lesser than the median because the Committee’s focus is on the competitiveness of the entire compensation package versus any one element of compensation. With respect to actual compensation delivered, the majority of the other compensation components are dependent upon how well the Company performs and the performance of Nordson common shares.

The table below reflects the approximate allocation mix at target among the three elements of target total compensation – base salary, annual cash incentive award opportunity, and long-term incentive award opportunity – for our named executive officers at the time we set compensation for 2014:

PART III: KEY COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

The table below summarizes the key elements and objectives of our 2014 compensation program for executive officers, including our named executive officers.

Pay Component	Link to Compensation Objectives	Results for 2014
Base Salary Fixed cash element of total direct compensation.	• Provides market-competitive salaries to attract and retain exceptional executive talent.	• Base salary increases for our named executive officers ranged from 3.2% to 6.7%

Annual Cash Incentive Award Cash payments tied to year-over-year growth in earnings per share and return on total capital.	• Provides incentive to achieve and exceed critical business objectives with actual awards based on attainment of pre-established corporate and operational objectives.	• Payouts of 2014 annual cash incentive awards for our named executive officers ranged from 132.9% to 161.8% of target.

Long-Term Incentive Awards Includes stock options, performance share units and restricted shares.	• Provides strong incentive to meet or exceed pre-established long-term financial goals that align with long-term shareholder interests; and to attract, retain and motivate executive talent.	• Payouts for the 2012-2014 performance period for our named executive officers were 129.8% of target.

Base Salary

The Committee determines annually the base salaries of our executive officers, including whether to grant base salary increases, based on the following factors: (i) level of experience and responsibility; (ii) company, business segment and individual performance during the prior year; (iii) market and survey data; (iv) internal pay equity; (v) the Committee’s assessment of other elements of compensation provided to the executive officer; and (vi) our Chief Executive Officer’s recommendation, for all executive officers other than himself.

2014 Actions and Analysis

Considering Exequity’s input and analysis and the recommendations of our Chief Executive Officer, we set individual base salaries of our named executive officers for 2014 at a level consistent with the objective of paying total direct compensation to approximate the median of our peer group.

The following table reflects the annualized base salaries of our named executive officers for 2014 and 2013 (year end):

Name	Base Salary 2014 ($)	Base Salary 2013 ($)	Increase in Base Salary (%)
Michael F. Hilton	800,000	775,000	3.2
Gregory A. Thaxton	390,000	375,000	4.0
John J. Keane	380,000	367,000	3.5
Gregory P. Merk	320,000	300,000	6.7
Robert E. Veillette	330,000	310,000	6.5

Cash Incentive Award

The purpose of the annual Cash Incentive Award is to drive high performance results year-over-year based on the achievement of pre-established quantitative performance measures which focus our executives on key business strategies and align the interests of our executive officers with our shareholders. Through the annual Cash Incentive Award, executive officers are provided the opportunity to earn a significantly higher cash payout if target performance is exceeded but bear the risk of a lower cash payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Performance and payouts under the annual Cash Incentive Award are determined based on quantitative pre-established corporate financial measures – diluted earnings per share growth and return on total capital – and, for our named executive officers that run our businesses, quantitative operating measures. The corporate financial measures account for 100% of any payout under the annual Cash Incentive Award for the named executive officers that have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer). The corporate performance measures and operating performance measures are weighted equally (50% each) for the named executive officers that run our businesses.

We intend payouts under the annual Cash Incentive Award to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish an annual bonus pool and a maximum payout amount from the pool for each named executive officer subject to Section 162(m). Under the terms of the shareholder-approved 2012 Stock Incentive and Award Plan, the maximum permitted payout to any executive officer is $5,000,000.

2014 Actions and Analysis

In setting the annual Cash Incentive Award payout opportunities for 2014, we considered Exequity’s analysis of the peer group annual incentive opportunities and set a target payout opportunity for our executive officers as well as the threshold and maximum payout opportunity as a percentage of annualized base salaries. The following table reflects the payout opportunities at the respective performance levels, as a percentage of base salary:

Performance Level	Hilton	Thaxton	Keane	Merk	Veillette
Threshold	50%	32.5%	35%	27.5%	27.5%
Target	100%	65%	70%	55%	55%
Maximum	200%	130%	140%	110%	110%

In November 2013 we first set the Section 162(m) bonus pool at 1.5% of the Company’s cash flow from operating activities, as disclosed in our 2014 Form 10-K Report, and a maximum payout for Section 162(m) participants of the bonus pool: Mr. Hilton – 55% and Messrs. Keane, Merk and Veillette – 15%.

We then established the quantitative corporate financial performance measures and payout levels:

Measure	Threshold	Target	Maximum	Weighting
Diluted Earnings Per Share Growth	0%	10%	20%	50%
— Equivalent Amount per Share ($)	3.42	3.76	4.10
Return on Total Capital	8.0%	11.5%	16%	50%

*	Straight line interpolation applies to performance between designated levels.

We consider diluted earnings per share growth and return on total capital to be measures critical to our success. We believe these measures offer the proper balance between growth and profitability and align the interests of our executive officers with those of our long-term shareholders because we believe achieving greater return on total capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets. More specifically:

•

Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to evaluate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

•

Return on total capital measures the amount of profitability per unit of capital invested by management to generate earnings. We have adopted a definition of return on total capital that is consistent with financial disclosure in our Form 10-K Report: the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

Individual quantitative operating performance measures and respective weighting for executive officers who run our businesses were established through a collaborative effort between the Committee and Mr. Hilton:

Measure	Weighting (%)
Revenue Growth (year-over-year)	20%
Operating Profit Growth (year-over-year)	40%
Operating Margin (as % of revenue)	20%
Asset Turns (% achieved)	10%
Days of Inventory	10%

Specific operating performance levels and actual operating results are not disclosed in this CD&A because we believe that the disclosure would result in competitive harm to us by potentially disrupting our customer, vendor and supplier relationships and providing our competitors with insight into our business strategies beyond that disclosed publicly. We also do not believe that the disclosure of 2014 levels and results is material to an understanding of our 2014 executive compensation program as covered by this Proxy Statement.

With respect to operating performance levels, we believed that it would be unlikely that maximum performance would be achieved, but it would be reasonably likely that the target performance level could be achieved. The following table presents the range of operating performance as a percent of target for the businesses led by our executive officers for the period 2011 through 2014:

Fiscal Year	Performance as % of Target (Range)
2014	34% - 159%
2013	38% - 167%
2012	58% - 179%
2011	175% - 192%

Since 2011, the annual cash incentive payouts for our executive officers that run our businesses were in all cases less-than-maximum for the quantitative operating measure.

How Payouts Were Determined

After the conclusion of the 2014 fiscal year, the Committee met on November 24, 2014 to first determine the Section 162(m) bonus pool – $4,322,000 (1.5% of the Company’s cash flow from operating activities) – and then allocated the pool based on the allocation noted above, thus establishing the Section 162(m) maximum payout opportunity for Mr. Hilton ($2,377,100) and Messrs. Keane, Merk and Veillette, ($648,300 each). The Compensation Committee then certified 2014 performance against the quantitative corporate financial measures and the results as a weighted percentage of target payout as follows:

Corporate:

Measure	Actual	Weighted % of Target Payout
Diluted Earnings Per Share Growth	12.3%	61.8
— Equivalent Amount per Share ($)	$3.84
Return on Total Capital	16.6%	100

The total results equate to a weighted payout level of 161.8% of target.

Operating:

For the business measures, we considered Mr. Hilton’s assessment of Messrs. Keane and Merk’s performance relative to the measures disclosed above and confirmed a weighted target payout level of 104% for Mr. Keane and 159% for Mr. Merk.

Summary of Payouts

The Committee then confirmed the results for the quantitative performance factors – corporate financial and business performance measures, individually and combined (as a percentage of weighted target payout), and actual payout (in dollars) to the named executive officers. The flowing table summarizes the Committee’s actions:

Named Executive Officer	Target Payout Opportunity ($)	Operating Measure Results	Corporate Financial Measure Results	Total Quantitative Performance Measure Results	Actual Payout ($)
Michael F. Hilton	800,000	—	161.8%	161.8%	1,294,000
Gregory A. Thaxton	253,500	—	161.8%	161.8%	410,036
John J. Keane	266,000	104%	161.8%	132.9%	353,461
Gregory P. Merk	176,000	159%	161.8%	160.4%	282,269
Robert E. Veillette	181,500	—	161.8%	161.8%	293,576

All payouts were below the Section 162(m) of the Internal Revenue Code funding formula and the 2012 Stock Incentive and Award Plan $5,000,000 maximum payout for the annual Cash Incentive Award.

Long-Term Incentive Awards

Our long-term incentive awards are delivered through a combination of three equity vehicles: (i) performance shares; (ii) stock options; and (iii) restricted shares. This allocation balances the opportunity between performance shares, which are earned based on achievement of multi-year financial measures and stock options and restricted shares, the value of which is based on performance of our common shares.

To determine the mix of equity-based compensation for the long-term incentive awards, the Committee considered current industry trends, practices among our peer group, and the behaviors the awards are intended to drive. Allocation of the three equity components (as a percent of the long-term compensation opportunity) is as follows:

Equity Vehicle	%
Performance Shares	40
Stock Options	40
Restricted Shares	20

Performance Shares

A portion of each named executive officer’s total annual compensation opportunity is in the form of a promise to deliver shares of Nordson common stock under our Performance Share Incentive Award. Executive officers are provided the opportunity to earn a significantly greater payout in unrestricted shares if target performance is exceeded, but bear the risk of a lower payout in unrestricted shares if target performance is not achieved, and no payout if threshold performance is not achieved. In selecting the quantitative performance measures and levels, the Committee considers whether the measures are appropriately aligned with those in the annual Cash Incentive Award so that the overall compensation design does not unintentionally encourage our executive officers to take unnecessary or excessive risk or actions that are inconsistent with our year-over-year and long term objectives.

We intend Performance Share Incentive Award payouts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. For the 2012-2014 performance period, each of our executive officers was eligible to receive a maximum aggregate payout value in common shares equal to 1.0% of our operating cash flow for each year of the performance period, as disclosed in our 2012, 2013, and 2014 Form 10-K Reports. The maximum value of any payout to any executive cannot be greater than $4,000,000 pursuant to the terms of the equity plan in place when the Performance Share Incentive Award was granted. The Committee retains the discretion to decrease payouts below this amount but may not increase payouts above this maximum amount.

In November 2011, we established the quantitative corporate financial performance measures and levels for the 2012-2014 performance period – cumulative diluted earnings per share (EPS) growth and cumulative revenue growth. These measures are equally-weighted.

•

Cumulative diluted EPS growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. It is the constant percentage by which diluted earnings per share would need to grow over a base period amount during a three-year period such that the sum of diluted earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual diluted earnings per share earned over the same three-year period. It is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•

Cumulative revenue growth measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. While the growth in profits and profitability are of primary importance, management is also expected to grow the size and scale of the Company and cumulative revenue growth is an effective measure of their success in doing so.

After the close of 2014, we confirmed that the maximum aggregate payout to any executive officer could not exceed $8,309,000 (1.0% of our operating cash flow), subject to the $4,000,000 limit discussed above. We confirmed cumulative diluted earnings per share growth exceeded the threshold performance level and cumulative revenue growth exceeded the maximum level, yielding a payout at 129.8% of the target opportunity for the 2012-2014 performance period. The follow table sets forth the cumulative diluted EPS growth and cumulative revenue growth measures for the 2012-2014 performance period and respective actual performance.

Measure	Threshold	Target	Maximum	Actual Performance	Weighted Achievement Level
Cumulative Diluted EPS Growth	4%	8%	14%	4.76%	29.8%
Equivalent Amount Per Share	$10.55	$11.39	$12.74	$10.71
Cumulative Revenue Growth	5%	7%	11%	11.95%	100%
Equivalent Amount $ (000s)	$4,082,000	$4,242,100	$4,574,800	$4,656,500

The total results equate to a weighted target payout level of 129.8%.

The payout amounts for the 2012-2014 performance share incentive award to each Named Executive Officer were:

Named Executive Officer	Payout (# of Shares)	Payout ($)(1)
Michael F. Hilton	25,960	2,031,370
Gregory A. Thaxton	5,841	457,058
John J. Keane	7,788	609,411
Gregory P. Merk	4,543	355,490
Robert E. Veillette	4,154	325,051

(1)	Payout dollar values are based on the share price on the settlement date (January 2, 2015) - $78.25 per share.

The following table summarizes the two in-progress performance share incentive awards for the named executive officers (cumulative total share payout), results of which will be certified at the end of the 2013-2015 and 2014-2016 performance periods, respectively:

Grant Date	Grant Date Valuation Share Price	Threshold Payout (#)	Target Payout (#)	Maximum Payout (#)	Performance Period	Earned Date	Actual Payout
11/28/2012	$59.59	15,000	30,000	60,000	3 years	10/31/2015	Not determined
11/25/2013	$69.25	13,550	27,100	54,200	3 years	10/31/2016	Not determined

Stock Options

Stock options align the interests of the named executive officers with those of shareholders because the stock options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest in 25% increments over a four-year period (beginning one year from the date of grant) and generally expire ten years from the date of grant. We fix the exercise price of an option at the fair market value on the grant date. Thus, an option becomes more valuable as the price of our common shares increases. Stock options are also a valuable retention tool because our option grants vest over a four-year period and unvested options are forfeited if an executive officer voluntarily terminates his or her employment.

We granted stock options to our executive officers during our November 25, 2013 meeting, at the same time we granted options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during this meeting, which is scheduled annually at this time of year to permit us to verify prior fiscal year performance results, determine incentive award payouts and set compensation and performance measures and levels for the next fiscal year.

The following table provides the number of stock options granted to our named executive officers for 2014:

Named Executive Officer	Options Granted (#)	Grant Date Fair Value ($) (1)
Michael F. Hilton	42,700	1,233,462
Gregory A. Thaxton	11,000	317,754
John J. Keane	11,500	332,197
Gregory P. Merk	7,600	219,539
Robert E. Veillette	6,900	199,318

(1)	The grant date fair value was determined using the Black-Scholes option pricing model. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

Restricted Shares

Restricted shares are designed to align executive officers’ interest with that of our long-term shareholders. The Committee also views this program as an important management succession planning, retention and recognition tool and directly ties our executive officers’ compensation to the goal of increasing the value of our shareholders’ investment. Restricted shares generally will vest over a three-year period and cannot be transferred until such vesting. Restricted shares provide participants with dividends and voting rights beginning on the award date.

We granted restricted shares to executive officers during our November 25, 2013 meeting. The share price on the grant date was the closing price on November 25, 2013 – $71.75. The following table provides information regarding the restricted share grant:

Named Executive Officer	Restricted Shares Granted (#)	Grant Date Value ($)
Michael F. Hilton	7,300	523,775
Gregory A. Thaxton	1,800	129,150
John J. Keane	1,900	136,325
John J. Keane(1)	2,000	161,680
Gregory P. Merk	1,300	93,275
Robert E. Veillette	1,200	86,100

(1)	Mr. Keane was granted 2,000 restricted shares on August 27, 2014 in recognition of his assuming the management of our Adhesive Dispensing Systems polymer processing product line effective June 6, 2014, following the resignation of Peter Lambert as an executive officer of the Company. These restricted shares will vest on August 27, 2017. The share price on the grant date was the closing price on August 27, 2014 - $80.84.

PART IV: OTHER COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In addition to base salary, annual cash incentive award, and long-term incentive awards, we offer other forms of compensation, including: (i) executive perquisites; (ii) welfare and retirement benefits; and (iii) change-in-control benefits.

Executive Perquisites

We provide limited and modest perquisites to each of our executive officers to promote the business objectives facilitated by each perquisite described below. We also use these perquisites to help ensure that our executive compensation program remains competitive to allow us to attract and retain top executive talent.

•

Business Clubs.    We reimburse Mr. Hilton for two private business club memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships to airline travel clubs that allow them to be more productive when traveling on commercial airlines. We do not reimburse any executive officer for fees or dues associated with personal country club memberships.

•

Financial, Estate, and Tax Planning and Preparation.    We pay for financial, estate and tax planning and preparation fees and expenses. The maximum amount is $5,000 for each named executive officer per calendar year. We provide this perquisite to assist our executive officers in obtaining financial counseling enabling them to concentrate on business matters rather than on personal financial planning.

•

Executive Physicals.    We pay for annual physicals for our executive officers. We provide this benefit to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in their preventative healthcare.

•	Relocation Expense Reimbursement. We maintain a general relocation policy under which the Company provides reimbursement for certain relocation expenses to new employees and to employees whose job function requires his or her relocation. We believe it is important to maintain market competitive relocation benefits to ensure that we can fill positions that are critical to Nordson’s business needs. In 2013, Mr. Merk relocated from Brazil to the United States. Remaining relocation expenses paid in 2014 to or on Mr. Merk’s behalf are included in the “All Other Compensation” column of the Summary Compensation Table.

Welfare and Retirement Benefits

The following summarizes the welfare and retirement benefits available to our named executive officers:

Qualified Defined Contribution [401(k)] Plan

•  Our executive officers are eligible to participate in a Company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees.

•  We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) Plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

Non-Qualified Deferred Compensation Plan

•  We maintain a non-qualified, unfunded, and unsecured deferred compensation plan for the benefit of eligible management employees whose benefits under the 401(k) Plan are limited by the benefit restrictions of Section 415 of the Internal Revenue Code.

•  Participants are able to defer up to 100% of their base salary and annual cash incentive award payout, and up to 90% of their performance share incentive payout. In addition, participants receive a match equal to a maximum of 6% of their compensation in excess of the amount that may be considered under the 401(k) Plan. Participants are immediately vested in the matching contribution.

Defined Benefit Pension Plan

•  Our executive officers participate in a Company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit.

Excess Defined Benefit Pension Plan

•  We maintain a supplemental executive retirement benefit restoration plan which is an unfunded, non-qualified plan that is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits limited by regulations under the Internal Revenue Code.

•  Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to all other employees under the defined benefit pension plan.

•  As a negotiated element of his employment agreement, we agreed to provide Mr. Hilton a supplemental non-qualified pension benefit in order to provide Mr. Hilton a retirement benefit until he became vested in the defined benefit pension plan. Under this supplemental benefit plan, Mr. Hilton was treated as if he were fully vested in the pension plan, solely in the event that Mr. Hilton experienced a termination of employment due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the agreement, prior to becoming one hundred percent (100%) vested in the defined benefit pension plan. Mr. Hilton’s benefits in the defined benefit plan vested on January 10, 2015. As such, we no longer have an obligation to provide to Mr. Hilton a benefit under this supplemental plan.

Severance Agreements

Mr. Hilton is the only executive for which the Company has any obligation to pay severance other than following a change-in-control. As part of the negotiated employment agreement with Mr. Hilton and consistent with an agreement we had with his predecessor, we agreed to provide Mr. Hilton with a cash severance and other benefits in the event his employment is terminated by us without “Cause” or Mr. Hilton terminates his employment with us for “Good Reason” (each such term as defined in Mr. Hilton’s employment agreement).

Upon a termination by us without Cause or by Mr. Hilton for Good Reason, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Hilton is entitled to post-termination payments and benefits as follows:

•	an amount equal to two (2) times the sum of his annual base salary and the greater of (x) ninety percent (90%) of his annual base salary or (y) his target annual cash incentive opportunity;

•

a pro-rata payout of long-term performance share awards granted to Mr. Hilton for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

•	full vesting in his accrued benefit under the supplemental non-qualified pension benefit described above and full vesting of restricted share grants; and

•	continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination.

We will not gross-up any tax imposed upon any payment received by Mr. Hilton under his employment agreement.

Change-in-Control Agreements

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore we have entered into change-in-control retention agreements with our executive officers in order to: (i) retain these key executives during periods of uncertainty; (ii) enable these executives to evaluate, negotiate and execute a change-in-control transaction more objectively; (iii) encourage these executives to remain focused on running the business rather than seeking other employment in the event of a possible change-in-control; and (iv) preserve shareholder value by providing continuity of management during a transition period. We believe the benefits provided under these agreements are appropriate and are consistent with our objective of attracting and retaining highly qualified executives.

Severance benefits payable under these change-in-control agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change-in-control of the Company and, within the following 24 months, a termination of employment by either the Company without Cause, or by the officer for Good Reason). We opted for a double-trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change-in-control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change-in-control.

In the event that the conditions for payment of severance compensation are met, the officer will be entitled to receive:

•

A lump sum payment in an amount equal to two (2) times the sum of (x) annual base salary in effect at the time of termination of employment plus (y) target annual cash incentive opportunity for the year in which termination of employment occurs;

•

The continuation of coverage for the executive officer and his eligible spouse and dependents under the Company’s group health plans for 24 months following termination of employment or until the date he becomes covered under similar benefit plans;

•	Professional outplacement services; and

•	Two additional years of age and two additional years of service credit under the Excess Defined Benefit Pension Plan.

In certain instances, payments made to an executive officer due to a termination following a change-in-control may be subject to federal excise tax. We provide the executive officer with a tax gross-up payment to offset the effect of the excise tax. We provide for these payments because they allow an executive to recognize the full intended economic benefit of the agreement and eliminate unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision.

For more details regarding the terms and conditions of these change-in-control agreements, see “Potential Benefits Upon Termination” later in this Proxy Statement.

PART V: COMPENSATION COMMITTEE ACTIONS RELATED TO 2015

EXECUTIVE COMPENSATION

We engaged Exequity to assist us in establishing 2015 compensation for our executive officers. During our November 24, 2014 meeting, and after considering the recommendations of Exequity and Mr. Hilton, we set 2015 base salaries, incentive compensation opportunities, and financial performance measures.

Base Salary

The base salary increases for the named executive officers range from 3.1% to 7.8%.

Cash Incentive Award

Performance measures for the quantitative corporate financial element of the annual Cash Incentive Award are:

Measure	Threshold	Target	Maximum
Return on Total Capital	8%	11.5%	16%
Diluted Earnings per Share Growth	0%	10%	20%
Equivalent Amount per Share	$3.84	$4.22	$4.61

Performance Share Incentive Award

For the 2015-2017 performance period, we established the following threshold, target, and maximum cumulative diluted earnings per share growth and cumulative revenue growth performance measures:

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings per Share Growth	4%	8%	14%
Equivalent Amount per Share	$12.47	$13.46	$15.06
Cumulative Revenue Growth	5%	7%	11%
Equivalent Revenue Levels (000s)	$5,640,500	$5,861,700	$6,321,400

We granted stock options, performance share units for the 2015-2017 Performance Share Incentive Award, and restricted shares to our executive officers consistent with our equity grant policy in the following amounts:

Named Executive Officer	Options (# Shares)	Performance Share Units at Target (#)	Restricted Shares (#)
Michael F. Hilton	49,100	15,100	7,500
Gregory A. Thaxton	12,200	3,800	1,800
John J. Keane	12,500	4,000	1,800
Gregory P. Merk	8,300	2,700	1,400
Robert E. Veillette	7,600	2,400	1,200

PART VI: POLICIES RELATED TO EXECUTIVE COMPENSATION

Equity Grant Policy

We make equity grants on a consistent schedule, generally at the first Committee meeting following the close of the fiscal year, to permit us to confirm prior fiscal year performance. We do not grant long-term incentive awards, stock options or restricted shares to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on equity grant dates. Awards are effective on the date that we grant the award and the exercise/grant price is equal to the closing price of the Nordson Common shares on that date. The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers and key employees. We have delegated limited authority to Mr. Hilton to approve equity awards, excluding grants made to executive officers. Equity grants approved by Mr. Hilton in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter.

Incentive Compensation Forfeiture (Clawback) Policy

We have a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act. Under the policy, we may require our executive officers to repay cash-based incentive compensation and/or forfeit equity incentive awards in the event of a material restatement of the consolidated financial statements of the Company, other than any restatement required pursuant to a change in applicable accounting rules. Recovery is limited to amounts paid or realized by an executive officer during the three-year period preceding the date that we are required to prepare a restatement.

Additionally, our Board of Directors, upon the Committee’s recommendation, may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, require reimbursement or payment by the executive officer to the Company of equity-based compensation and performance-based compensation in an amount determined by the Board of Directors to be attributable to: (i) conduct that violates our Code of Ethics and Business Conduct; or (ii) willful misconduct or fraud that causes harm to the Company.

The Committee is monitoring this policy to ensure that it is consistent with applicable laws, including any requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Share Ownership Guidelines

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary
President (other than the Chief Executive Officer)	3 times base salary
Chief Financial Officer Other Executive Officers	3 times base salary 2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected or promoted executive officers will have up to five years to meet the ownership requirements after their election or promotion.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or long-term incentive performance share awards, net of shares withheld to cover the taxes due or the lapse of a restriction period until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review the share ownership of each executive officer compared to the applicable share ownership guidelines, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership and 401(k) Plans, each of which count as valid forms of share ownership under the ownership guidelines. As of October 31, 2014, all named executive officers meet the ownership guidelines.

Anti-Pledging/Anti-Hedging Policy

We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited is trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Nordson securities.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit. Payments of base pay and restricted shares (as currently structured) would not be excludable and, thus, the payment of those amounts in excess of $1,000,000 in one fiscal year would, generally, be non-deductible.

Our general philosophy is to attempt to qualify compensation for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. The Committee however retains full discretion to award compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

For 2014, payouts under the annual Cash Incentive Award and 2012-2014 Performance Share Incentive Award to executive officers subject to Section 162(m) were made in accordance with performance-based compensation arrangements that were intended to qualify as tax deductible. In order to achieve this potential result, the Committee approved a framework in which (1) maximum payouts under these incentive programs were established in alignment with the provisions of the shareholder-approved equity grant plans, (2) sub-plan performance measures and levels were established soon after the start of the fiscal year, (3) performance results were certified after the end of the fiscal year, and (4) the Committee exercised negative discretion to decrease awards based upon performance against the pre-established corporate financial and business operating measures and levels.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, each as filed with the SEC.

Compensation Committee,

Mary G. Puma, Chairperson

Lee C. Banks

Joseph P. Keithley

Victor L. Richey, Jr.

January 16, 2015

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Committee believes that the design of the executive compensation program as outlined in the “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries. While the annual Cash Incentive Award is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of our long-term shareholders. Although our executive compensation program is designed to pay-for-performance and provide incentive-based compensation, the incentive-driven elements of our executive compensation program contain various mitigating features to ensure management is not encouraged to take unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value.

Discretion is provided to the Committee to set performance measures and levels, monitor performance, and to exercise negative discretion in determining incentive award payouts to our executive officers.

We believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

The table below summarizes the risk mitigation factors applicable to the primary elements of the Company’s executive compensation program.

Base Salary Risk Mitigation Factors

Fixed Amount.    Base salary does not encourage risk-taking as it is a fixed amount.

Small Percentage of Total Compensation.    Base salary is a relatively small percentage of total direct compensation for executive officers.

Cash Incentive Award Risk Mitigation Factors

Multiple Performance Factors.    The Cash Incentive Award features multiple quantitative performance measures that encourage executives to focus on the overall strength of the business rather than a single financial measure.

Award Cap.    Awards payable to any individual are capped.

Management Processes.    Board and management processes are in place to oversee risk associated with the Cash Incentive Award, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board of Directors and the Audit Committee.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany cash-based incentive awards for our executive officers.

Long-Term Equity Compensation Risk Mitigation Factors

Share Ownership Guidelines.    Share ownership guidelines align the executive interests with those of our long-term shareholders.

Vesting Schedule Overlaps.    The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

Service-based Vesting.    Service-based vesting conditions with respect to equity grants encourage alignment with long-term shareholder interests.

Anti-Hedging/Anti-Pledging Policy.    The Company’s anti-hedging policy prohibits Directors and our executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. Our anti-pledging policy prohibits our Directors and executive officers from pledging our common stock as collateral.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany equity-based incentive awards for our executive officers.

SUMMARY COMPENSATION FOR FISCAL YEAR 2014

All references in this section to years are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

The following narratives, tables, footnotes and supplemental tables present the components of compensation for our named executive officers for the fiscal year ended October 31, 2014. The individual components of the compensation reflected in the Summary Compensation Table (“SCT”) for 2014 and the prior two fiscal years are:

•

Salary.    Base salary earned by a named executive officer during 2014. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the “Non-Qualifed Deferred Compensation” table.

•	Bonus. We did not award any non-performance-based discretionary cash bonus to our named executive officers.

•

Stock Awards.    The awards disclosed in the “Stock Awards” column consist of restricted share grants and performance share grants for the 2014-2016, 2013-2015, and 2012-2014 performance periods. The calculations are based upon the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 for 2014, 2013, and 2012. Details about the Performance Share Incentive Awards are included in the narrative accompanying the “Grants of Plan-Based Awards” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The maximum payout appears in a footnote to the table.

•

Option Awards.    The awards disclosed in the “Option Awards” column consist of option grants for our common stock. The award amounts represent the grant date fair value of stock options as calculated under FASB ASC Topic 718. Details about the option awards made during 2014 are included in the narrative accompanying the “Grants of Plan-Based Awards” table.

•

Non-Equity Incentive Plan Compensation.    The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned under the Cash Incentive Award. Further information concerning the Cash Incentive Award may be reviewed in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.”

•

Change in Pension Value.    The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent any actuarial increase during the fiscal year in the pension value provided under our qualified defined benefit pension plan and non-qualified excess defined benefit pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan and excess defined benefit pension plan accompanies the “Pension Benefits” table.

•

All Other Compensation.    The amounts disclosed in the “All Other Compensation” column include the combined value of the named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan and other noted payments.

Summary Compensation Table

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for 2014.

Name and Principal Position	Fiscal Year	Salary (1) $	Bonus $	Stock Awards (2) $	Option Awards (3) $	Non-Equity Incentive Plan Compen- sation (4) $	Change in Pension Value & Non- Qualified Deferred Compensation Earnings (5) $	All Other Compen- sation (6) $	Total $
Michael F. Hilton	2014	800,000	—	1,534,825	1,233,462	1,294,000	535,762	96,057	5,494,106
President and Chief Executive Officer	2013	775,000	—	1,446,160	1,051,974	775,000	282,419	98,897	4,429,450
	2012	725,000	—	1,279,700	950,543	1,016,088	537,215	73,649	4,582,195
Gregory A. Thaxton	2014	390,000	—	385,375	317,754	410,036	702,369	43,509	2,249,043
Senior Vice President and Chief	2013	375,000	—	367,499	269,110	243,750	47,933	36,599	1,339,891
Financial Officer	2012	345,000	—	290,119	224,674	325,499	653,505	32,513	1,871,310
John J. Keane	2014	380,000	—	568,080	332,197	353,461	478,693	37,665	2,150,096
Senior Vice President	2013	367,000	—	397,694	291,128	177,261	—	41,701	1,274,784
	2012	345,000	—	383,910	276,522	362,612	538,204	309,631	2,215,879
Gregory P. Merk	2014	320,000	—	273,325	219,539	282,269	617,601	30,046	1,742,780
Senior Vice President	2013	289,000	—	256,158	185,930	128,750	476,663	166,141	1,502,642
	2012	260,000	—	226,134	172,826	193,265	—	15,116	867,341
Robert E. Veillette (7)	2014	330,000	—	245,375	199,318	293,576	613,162	25,983	1,707,414
Vice President, General Counsel and Secretary

(1)	This column includes amounts of base salary deferred into the 2005 Deferred Compensation Plan. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(2)	This column represents the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718. The grant date fair value disclosed for performance share awards is based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing share awards reported in this column for 2014 are discussed in Note 14, Stock-based Compensation to the consolidated financial statements included in our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2014.

Named Executive Officer	Fiscal Year	Maximum Payout (Units)	Maximum Grant Date Fair Value Payout ($)
Michael F. Hilton	2014	29,200	2,022,100
	2013	32,000	1,906,880
	2012	40,000	1,684,800

Gregory A. Thaxton	2014	7,400	512,450
	2013	8,200	488,638
	2012	9,000	379,080

John J. Keane	2014	7,800	540,150
	2013	8,800	524,392
	2012	12,000	505,440

Gregory P. Merk	2014	5,200	360,100
	2013	5,600	333,704
	2012	7,000	294,840

Robert E. Veillette	2014	4,600	318,550

(3)	This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. For additional information regarding such grants, see the “Grants of Plan-Based Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise.

The table below lists the assumptions used to estimate the grant date fair value of stock options granted to the named executive officers and included in this column as of October 31, 2014:

Fiscal Year	Number of Shares Granted	Exercise Price	Expected Life (in years)	Dividend Yield	Volatility	Risk-Free Rate
2010	128,018	$29.12	6.2	1.37%	0.429	3.03%
2011	92,800	$43.32	6.3	1.28%	0.431	2.25%
2012	102,800	$43.73	6.1	1.20%	0.454	1.23%
2013	80,600	$61.59	6.1	1.01%	0.453	0.90%
2014	79,700	$71.75	6.1	1.03%	0.442	1.79%

The assumptions listed above differ slightly from those presented in Note 14, Stock-based Compensation to the consolidated financial statements included in our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2014. The assumptions in Note 14 represent all grantees and grant dates during each year.

See the “Grants of Plan-Based Awards” table for information with respect to the stock options granted in 2014 and the “Outstanding Equity Awards” table for information with respect to the stock options granted prior to 2014.

(4)	The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our Cash Incentive Award and also include the portion of the Cash Incentive Award payout that was deferred by our named executive officers. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(5)	The amounts entered in this column include the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 6, Retirement, Pension and other Post-retirement Plans to the consolidated financial statements included in our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2014.

The following table provides further details to the increases or decreases by plan for 2014:

Named Executive Officer	Change in Pension Plan Value ($)	Change in Excess Pension Plan Value ($)
Michael F. Hilton	62,294	473,468
Gregory A. Thaxton	177,512	524,857
John J. Keane	159,375	319,318
Gregory P. Merk	29,643	587,958
Robert E. Veillette	192,621	420,541

(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table:

Named Executive Officer	Total Perquisites ($) (a)	Relocation Assistance ($) (b)	Tax Gross- Up Related to Relocation Assistance ($)	Company Contribu- tions to Tax- Qualified and Non-Qualified Plans ($)	Dividends Related to Share Based Plans ($)	Company Match of Charitable Contributions ($)	Total All Other Compensation ($)
Michael F. Hilton	11,993	—	—	53,986	12,136	17,942	96,057
Gregory A. Thaxton	9,364	—	—	21,145	2,966	10,034	43,509
John J. Keane	4,500	—	—	21,856	3,319	7,990	37,665
Gregory P. Merk	875	2,138	14,344	10,510	2,179	—	30,046
Robert E. Veillette	3,475	—	—	14,712	1,977	5,819	25,983

(a)	Total perquisites for 2014:

Named Executive Officer	Financial Planning ($)	Business Club Dues ($)	Executive Physicals ($)	Total Perquisites ($)
Michael F. Hilton	5,000	4,396	2,597	11,993
Gregory A. Thaxton	5,000	425	3,939	9,364
John J. Keane	4,500	—	—	4,500
Gregory P. Merk	875	—	—	875
Robert E. Veillette	3,100	375	—	3,475

(b)	Mr. Merk’s relocation assistance includes the incremental cost paid or incurred by us for his relocation from Brazil to the United States.

(7)	Under applicable SEC rules, we have excluded Mr. Veillette’s compensation for 2012 and 2013 as he was not a named executive officer in these years.

GRANTS OF PLAN-BASED AWARDS

We granted the following type of awards to our executive officers in 2014:

•

Cash Incentive Awards — The Compensation Committee establishes quantitative corporate financial measures and performance levels at the beginning of a fiscal year. Any payouts are determined by actual fiscal year performance against the levels, and pre-established business operating performance measures (for our named executive officers that lead our businesses). Payout amounts are referred to in the following table as “CIA.”

•

Performance Share Incentive Awards — The Compensation Committee establishes performance share incentive awards for executive officers based on three-year cumulative performance levels as selected by the Committee. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis or share equivalent units on a one-for-one basis for performance share units that were deferred. The payout will vary based upon the actual three-year performance. However, the three-year performance threshold level must be achieved before any payout is made. These awards are referred to in the following table as “PSIA.”

•

Restricted Share Awards — Restricted shares are granted subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction period. Cash dividends are paid on the restricted shares during the restriction period. Restricted shares vest on a pro-rata basis annually each year for three years following the date of grant. These awards are referred to in the following table as “RS.”

•

Stock Option Awards — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Each option permits the grantee to pay for the exercise price and satisfy tax-withholding obligations with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. These awards are referred to in the following table as “Options.”

The impact of a termination of employment of an executive officer on these plan-based awards is discussed in the “Potential Benefits Upon Termination” section of this Proxy Statement.

Grants of Plan-Based Awards

The following table and footnotes present the components of the plan-based grants made to our named executive officers during 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Plan	Grant Date	$	$	$	#	#	#	#	#	$/sh	$
Michael F. Hilton	CIA	Nov. 25, 2013	400,000	800,000	1,600,000	—	—	—	—	—	—	—
	PSIA	Nov. 25, 2013	—	—	—	7,300	14,600	29,200	—	—	—	1,011,050
	RS	Nov. 25, 2013	—	—	—	—	—	—	7,300	—	—	523,775
	Options	Nov. 25, 2013	—	—	—	—	—	—	—	42,700	71.75	1,233,462
Gregory A. Thaxton	CIA	Nov. 25, 2013	126,750	253,500	507,000	—	—	—	—	—	—	—
	PSIA	Nov. 25, 2013	—	—	—	1,850	3,700	7,400	—	—	—	256,225
	RS	Nov. 25, 2013	—	—	—	—	—	—	1,800	—	—	129,150
	Options	Nov. 25, 2013	—	—	—	—	—	—	—	11,000	71.75	317,754
John J. Keane	CIA	Nov. 25, 2013	133,000	266,000	532,000	—	—	—	—	—	—	—
	PSIA	Nov. 25, 2013	—	—	—	1,950	3,900	7,800	—	—	—	270,075
	RS	Nov. 25, 2013	—	—	—	—	—	—	1,900	—	—	136,325
	RS (4)	Aug. 27, 2014	—	—	—	—	—	—	2,000	—	—	161,680
	Options	Nov. 25, 2013	—	—	—	—	—	—	—	11,500	71.75	332,197
Gregory P. Merk	CIA	Nov. 25, 2013	88,000	176,000	352,000	—	—	—	—	—	—	—
	PSIA	Nov. 25, 2013	—	—	—	1,300	2,600	5,200	—	—	—	180,050
	RS	Nov. 25, 2013	—	—	—	—	—	—	1,300	—	—	93,275
	Options	Nov. 25, 2013	—	—	—	—	—	—	—	7,600	71.75	219,539
Robert E. Veillette	CIA	Nov. 25, 2013	90,750	181,500	363,000	—	—	—	—	—	—	—
	PSIA	Nov. 25, 2013	—	—	—	1,150	2,300	4,600	—	—	—	159,275
	RS	Nov. 25, 2013	—	—	—	—	—	—	1,200	—	—	86,100
	Options	Nov. 25, 2013	—	—	—	—	—	—	—	6,900	71.75	199,318

(1)	These columns show the estimated dollar value of the potential payout under the CIA at threshold, target or maximum payout levels. The Compensation Committee’s process to determine payouts under the CIA is described in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under the PSIA at threshold, target or maximum performance. The measures and potential payouts are described in more detail in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.” The grant date fair value, based on target performance for these performance awards, is included in the “Stock Awards” column of the Summary Compensation Table.

(3)	Values in this column reflect the grant date fair value for stock option awards and PSIA determined in accordance with FASB ASC Topic 718. The grant date fair value of the PSIA are at target. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable at the date of grant.

For establishing grant date fair value of stock options, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options is the fair market value of our common shares on the date of grant. The following table sets forth the assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.442.

b.	Risk-Free Interest Rate: The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 1.79%.

c.	Dividend Yield: 1.03% based on the historical dividend yield.

d.	Expected Life: 6.1 years.

The calculations for the fair value of restricted shares are based upon the grant date fair value of restricted share awards determined using the market price of our common stock at the grant date.

(4)	Mr. Keane was granted 2,000 restricted shares on August 27, 2014 in recognition of his assuming the management of our Adhesive Dispensing Systems polymer processing product lines effective June 6, 2014 and for retention purposes.

OUTSTANDING EQUITY AWARDS AT OCTOBER 31, 2014

The following narrative, table and footnotes describe equity awards granted to our named executive officers under our 2012 Stock Incentive and Award Plan that were outstanding as of the end of 2014:

•

2013-2015 Performance Share Incentive Awards (disclosed as “2013 PSIA” awards in the “Stock Awards” columns). The 2013-2015 performance period began November 1, 2012 and concludes October 31, 2015. Settlement of these awards will be in the form of unrestricted Nordson Common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•

2014-2016 Performance Share Incentive Awards (disclosed as “2014 PSIA” awards in the “Stock Awards” columns). The 2014-2016 performance period began November 1, 2013 and concludes October 31, 2016. Settlement of these awards will be in the form of unrestricted Nordson Common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•

Restricted Share Awards (disclosed in the “Stock Awards” columns). Consist of the unvested restricted shares as of October 31, 2014. Restricted shares vest on a pro-rata basis annually each year for three years following the date of grant.

•

Stock Option Awards (disclosed in the “Option Awards” columns). Consist of outstanding stock options granted to our named executive officers. Stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date.

Outstanding Equity Awards

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2014. Dates noted below the names of the named executive officers represent grant dates for stock options and restricted shares.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options - Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested (4) ($)
Michael F. Hilton
2013 PSIA	—	—	—	—	—	—	32,000	2,449,600
2014 PSIA	—	—	—	—	—	—	29,200	2,235,260
Restricted Shares
28-Nov-2011	—	—	—	—	3,334	255,218	—	—
28-Nov-2012	—	—	—	—	5,334	408,318	—	—
25-Nov-2013	—	—	—	—	7,300	558,815	—	—
Stock Options:
16-Jan-2010 (5)	69,218	—	30.70	16-Jan-2020	—	—	—	—
7-Dec-2010	37,500	12,500	43.32	07-Dec-2020	—	—	—	—
28-Nov-2011	27,500	27,500	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	10,750	32,250	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	—	42,700	71.75	25-Nov-2023	—	—	—	—
Gregory A. Thaxton
2013 PSIA	—	—	—	—	—	—	8,200	627,710
2014 PSIA	—	—	—	—	—	—	7,400	566,470
Restricted Shares
28-Nov-2011	—	—	—	—	768	58,790	—	—
28-Nov-2012	—	—	—	—	1,334	102,118	—	—
25-Nov-2013	—	—	—	—	1,800	137,790	—	—
Stock Options:
5-Dec-2007	4,800	—	26.46	5-Dec-2017	—	—	—	—
4-Dec-2008	13,100	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	11,250	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	8,550	2,850	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	6,500	6,500	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	2,750	8,250	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	—	11,000	71.75	25-Nov-2023	—	—	—	—
John J. Keane
2013 PSIA	—	—	—	—	—	—	8,800	673,640
2014 PSIA	—	—	—	—	—	—	7,800	597,090
Restricted Shares
28-Nov-2011	—	—	—	—	1,000	76,550	—	—
28-Nov-2012	—	—	—	—	1,467	112,299	—	—
25-Nov-2013	—	—	—	—	1,900	145,445	—	—
27-Aug-2014 (6)	—	—	—	—	2,000	153,100	—	—
Stock Options:
5-Dec-2007	6,900	—	26.46	5-Dec-2017	—	—	—	—
3-Dec-2009	23,600	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	12,000	4,000	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	8,000	8,000	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	2,975	8,925	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	—	11,500	71.75	25-Nov-2023	—	—	—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options - Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested (4) ($)
Gregory P. Merk
2013 PSIA	—	—	—	—	—	—	5,600	428,680
2014 PSIA	—	—	—	—	—	—	5,200	398,060
Restricted Shares
28-Nov-2011	—	—	—	—	600	45,930	—	—
28-Nov-2012	—	—	—	—	967	74,024	—	—
25-Nov-2013	—	—	—	—	1,300	99,515	—	—
Stock Options:
22-Nov-2006	15,600	—	24.39	22-Nov-2016	—	—	—	—
5-Dec-2007	13,600	—	26.46	5-Dec-2017	—	—	—	—
4-Dec-2008	22,800	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	12,200	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	6,750	2,250	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	5,000	5,000	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	1,900	5,700	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	—	7,600	71.75	25-Nov-2023	—	—	—	—
Robert E. Veillette
2013 PSIA	—	—	—	—	—	—	5,400	413,370
2014 PSIA	—	—	—	—	—	—	4,600	352,130
Restricted Shares
28-Nov-2011	—	—	—	—	534	40,878	—	—
28-Nov-2012	—	—	—	—	867	66,369	—	—
25-Nov-2013	—	—	—	—	1,200	91,860	—	—
Stock Options:
7-Dec-2005	1,200	—	19.25	7-Dec-2015	—	—	—	—
6-Dec-2006	1,000	—	24.46	6-Dec-2016	—	—	—	—
20-Feb-2007	8,000	—	27.81	20-Feb-2017	—	—	—	—
5-Dec-2007	9,600	—	26.46	5-Dec-2017	—	—	—	—
4-Dec-2008	17,000	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	8,000	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	4,800	1,600	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	4,400	4,400	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	1,775	5,325	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	—	6,900	71.75	25-Nov-2023	—	—	—	—

(1)	Amounts in these columns represent outstanding vested and unvested stock options granted from 2006 to October 31, 2014. The options are exercisable in four equal annual installments (25% of grant per year), commencing one year after the grant date. As of October 31, 2014, none of the options granted during 2013 had vested. The options granted to Mr. Veillette in 2005 and 2006 vested at a rate of 20% per year for five years.

(2)	Amounts in these columns represent restricted share grants that have not vested as of October 31, 2014. Restricted shares vest in three equal annual installments, commencing one year after grant date. Market Value was calculated by multiplying the closing price of our common shares on October 31, 2014 – $76.55 per share – by the number of unvested shares.

(3)	This column reflects performance share units granted in 2013 and 2014. Payouts in unrestricted shares are conditioned upon performance during three-year cycles ending on October 31, 2015 and October 31, 2016, respectively, and will be determined following the Compensation Committee’s verification of performance at the close of the respective performance period.

(4)	The 2013-2015 and 2014-2016 performance period awards are shown at maximum payout since the target performance level would be exceeded based on performance to date.

(5)	Upon his employment as President and Chief Executive Officer, Mr. Hilton was granted 69,218 stock options pursuant to the employment agreement we entered into with Mr. Hilton. These options are exercisable in four equal installments (25% of grant per year), commencing January 16, 2011.

(6)	Mr. Keane was granted 2,000 restricted shares on August 27, 2014 in recognition of his assuming management of our Adhesive Dispensing Systems polymer processing product lines effective June 6, 2014 and for retention purposes. These restricted shares will vest on August 27, 2017.

OPTION EXERCISES AND STOCK VESTED TABLES

The following tables set forth information with respect to the stock options exercised, restricted shares vested and performance share unit awards earned during 2014, before payment of any applicable withholding tax and broker commissions.

	Option Awards		2012-2014 PSIA Payout
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael F. Hilton	—	—	25,960	2,031,370
Gregory A. Thaxton	—	—	5,841	457,058
John J. Keane	45,400	3,101,216	7,788	609,411
Gregory P. Merk	6,000	307,870	4,543	355,490
Robert E. Veillette	1,700	90,989	4,154	325,051

(1)	Settlement of vested share unit payouts occurred on January 2, 2015. The closing price of our common shares was $78.25 on January 2, 2015. Mr. Hilton deferred 23,364 units having a settlement date value of $1,828,233; Mr. Merk deferred 908 units having a settlement date value of 71,051; and Mr. Veillette deferred 830 units having a settlement date value of $64,948 under the 2005 Deferred Compensation Plan.

	Restricted shares (Vested 11/28/13) (1)		Restricted shares (Vested 11/28/13) (2)		Restricted shares (Vested 12/7/13) (3)
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Michael F. Hilton	3,333	240,343	2,666	192,245	3,000	221,310
Gregory A. Thaxton	766	55,236	666	48,025	668	49,278
John J. Keane	1,000	72,110	733	52,857	936	69,049
Gregory P. Merk	600	43,266	483	34,829	536	39,541
Robert E. Veillette	533	38,435	433	31,224	400	29,508

(1)	These restricted shares were granted November 28, 2011.

(2)	These restricted shares were granted November 28, 2012.

(3)	These restricted shares were granted December 7, 2010.

(4)	Value realized was calculated by multiplying the closing price of our common shares on the date restrictions expired by the number of shares that vested:

(a)	November 28, 2013 ($72.11 per share); and

(b)	December 7, 2013 ($73.77 per share).

PENSION BENEFITS TABLE

The following table, narrative and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for 2014.

Named Executive Officer	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefit (1)(2) $	Payments During Last Fiscal Year $
Michael F. Hilton	Salaried Employees Pension Plan	—	201,513	—
	Excess Defined Benefit Pension Plan (3)	4.75	1,595,739	—
Gregory A. Thaxton	Salaried Employees Pension Plan	25.0	854,702	—
	Excess Defined Benefit Pension Plan	25.0	1,712,690	—
John J. Keane	Salaried Employees Pension Plan	22.0	754,201	—
	Excess Defined Benefit Pension Plan	22.0	1,730,141	—
Gregory P. Merk (4)	Salaried Employees Pension Plan	1.75	46,323	—
	Excess Defined Benefit Pension Plan	20.33	1,047,941	—
Robert E. Veillette	Salaried Employees Pension Plan	29.42	950,816	—
	Excess Defined Benefit Pension Plan	29.42	1,301,981	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2014 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2014 using a discount rate of 3.75%;

•	the benefits are payable as a single life annuity; and

•	post-retirement mortality based on the RP2014 Fully Generational Mortality Table with Scale MP 2014 for Healthy Employees.

(2)	For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit for Messrs. Hilton, Thaxton, Keane and Merk assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2014 using a discount rate of 3.75%, a lump sum interest rate of 3.04% and post-retirement mortality based on the life expectancy under IRC regulation 1.401(a)(9)-9. The calculation for Mr. Veillette’s payment assumes an annuity payment commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2014 using a discount rate of 3.75% and post-retirement mortality based on the RP2014 Fully Generational Mortality Table with Scale MP 2014 for Healthy Employees.

(3)	Under the terms of his employment agreement, Mr. Hilton had an individual non-qualified supplemental pension benefit that treated Mr. Hilton as if he were fully vested in the Salaried Employees Pension Plan, solely in the event that Mr. Hilton experienced a termination due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the employment agreement, prior to becoming one hundred percent (100%) vested in the Salaried Employees Pension Plan. This benefit would have been paid under the non-qualified Excess Defined Benefit Pension Plan. Mr. Hilton’s benefits in the defined benefit plan vested on January 10, 2015. As such, we no longer have an obligation to provide to Mr. Hilton a benefit under this supplemental plan.

(4)	Mr. Merk became a participant in the Salaried Employees Pension Plan and the Excess Defined Benefit Pension Plan effective February 1, 2013. He receives benefit service credit for his service prior to February 1, 2013 with Nordson under the Excess Defined Benefit Pension Plan.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and annual cash incentive payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code.

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately but experience a reduction in the benefit for every year prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 55, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•

Life Only Annuity.    If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•

50% Joint & Survivor Annuity.    If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•

100% (or 75%) Joint & Survivor Annuity.    A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•

10 Year Certain Annuity.    A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•

Level Income Option.    This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax qualified supplemental plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under the Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives listed above, under the Excess Defined Benefit Pension Plan, our executive officers may elect a lump sum payout of the benefit following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers in 2014.

	2005 Deferred Compensation Plan
Named Executive Officer	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate With- drawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End (2) ($)
Michael F. Hilton	2,484,567	46,186	356,099	—	6,574,643
Gregory A. Thaxton	38,977	13,427	154,860	—	2,289,653
John J. Keane	30,000	16,100	133,042	—	1,887,174
Gregory P. Merk	105,595	4,659	10,566	—	145,457
Robert E. Veillette	317,459	7,725	129,844	—	1,817,491

(1)	This column includes:

(a)	amounts of base salary each named executive officer deferred in 2014: Mr. Hilton – $47,919; Mr. Thaxton – $38,977; Mr. Keane – $30,000; Mr. Merk – $45,507; and Mr. Veillette – $35,492. These amounts deferred are included in the “Salary” column of the Summary Compensation Table and also noted in footnote number 1 to that table.

(b)	amounts of Cash Incentive Award payout deferred in 2014: Mr. Hilton – $46,500; Mr. Merk – $12,875 and Mr. Veillette – $34,100.

(c)	For the 2012-2014 Performance Share Incentive Award payout, Mr. Hilton deferred 23,364 units having a settlement date value of $1,828,233; Mr. Merk deferred 908 units having a settlement date value of $71,051; and Mr. Veillette deferred 830 units having a settlement date value of $64,948.

(2)	The fiscal year-end balances reported in this column include the following amounts of base salary, cash incentive award payouts and performance share incentive award payouts that were reported as compensation in the Summary Compensation Table in previous years. Amounts for Mr. Veillette are not reported since he was not a named executive officer in 2013 and 2012.

(a)	Amounts of base salary deferred: Mr. Hilton – $82,841; Mr. Thaxton – $67,816; Mr. Keane – $54,400; and Mr. Merk – $21,505.

(b)	Amounts of Cash Incentive Award payouts deferred: Mr. Hilton – $144,965.

(c)	Settlement date dollar value of Performance Share Incentive Award payouts deferred: Mr. Hilton $2,390,148; Mr. Thaxton – $354,051; and Mr. Merk – $47,213.

Deferred Compensation Plan

Under the Amended and Restated 2005 Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay and annual cash incentive compensation and 90% of their long-term incentive plan payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our Common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) Plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our Common shares.

Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10 or 15 years. No later than 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution previously elected by the executive officer.

The Internal Revenue Code places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) Plan accounts of our executive officers in 2014 were limited. In order to restore any matching contribution amount that may have been forgone by our executive officers because of this limitation, we provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer at least a minimum portion of their base salary.

Upon an executive officer’s death, payment will be made to a designated beneficiary. For all distributions, cash will be paid with respect to the cash accounts and our Common shares will be issued equal to the number of share units in the executive officer’s share equivalent unit account.

In order to permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options under the 2005 Deferred Compensation Plan for 2012, 2013 and 2014 were as follows:

Investment Funds	2012 Return %	2013 Return %	2014 Return %
Investment Contract	2.72%	3.00%	2.58%
Money Market (B)	0.03%	(0.59%)	(0.64%)
Large Cap Value (500 Index B)	15.89%	26.11%	16.26%
Large Cap Blend (Equity-Income)	17.52%	26.61%	9.23%
Large Cap Growth (Blue Chip Growth)	17.20%	35.49%	14.74%
International Equity Index (B)	10.17%	19.34%	0.07%
Nordson Stock (includes dividends)	49.43%	23.19%	4.34%

POTENTIAL BENEFITS UPON TERMINATION

The following tables and narrative reflect the impact a loss of employment in each of the following scenarios as of October 31, 2014 has on executive compensation and benefits: termination for cause or voluntary termination, death, long-term disability, retirement, involuntary termination and termination without cause or for good reason and payments in connection with a termination following a change-in-control.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans and qualified defined contribution (401(k)) plan would be made under the distribution provisions of those plans.

No additional or enhanced payments would be made to an executive officer for termination for cause or voluntary separation.

Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability or Retirement At Normal Age (age 65) (1)(2)	Termination Due to Early Retirement (age 55) (2)	Involuntary Termination (3) / Termination Without Cause or for Good Reason (4)	Termination following a Change-in-Control (5)
Severance (Cash)	None	None	None

Chief Executive Officer Only:

a) an amount equal to (i) two times annual base salary at the rate in effect on the date of termination, plus (ii) an amount equal to two times the greater of: (x) ninety percent (90%) of annual base salary, or (y) target annual cash incentive payout payable in the fiscal year in which a termination occurs; and

(b) a pro-rated amount of the cash incentive award for such fiscal year based upon actual performance in such fiscal year, as determined at the end of the applicable performance period.

Lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and cash incentive award (at target payout)

Stock Options (Unvested)	Forfeited	• Death or Disability: full vesting (6) • Retirement at 65: vesting continues	Vesting Continues (7)	Forfeited	Vest Upon A Change-in-Control

Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability or Retirement At Normal Age (age 65) (1)(2)	Termination Due to Early Retirement (age 55) (2)	Involuntary Termination (3) / Termination Without Cause or for Good Reason (4)	Termination following a Change-in-Control (5)

Restricted shares (Unvested)	Forfeited	Full vesting	Pro-rated vesting based on number of months of service since grant date	Chief Executive Officer Only: Full vesting. All others: Forfeited	Vest Upon A Change-in-Control

Performance Share Incentive Award	Forfeited	Pro-rated payout determined at the conclusion of the respective performance period	Pro-rated payout determined at the conclusion of the respective performance period	Forfeited	Accelerated vesting with payout based on performance at target as of the date of change-in-control

Excess Defined Pension Benefit	No enhancement	No enhancement	No enhancement	No enhancement	Two (2) additional years of age and benefit service

Paid Health Care Benefits	None	None	None	None	Yes

Professional Outplacement Services	None	None	None	Yes (up to $50,000)	Yes (up to $50,000)

Excise and Related Income Tax Gross Up	None	None	None	None	Yes

(1)	The disability benefit payable under the long-term disability plan is funded through a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the long-term disability policy ($25,000 per month) would be paid from our general assets.

(2)	Predicated upon retirement under the Company-sponsored pension plan. Stock option and restricted share grants made less than 12 months prior to date of termination of employment are forfeited.

(3)	Presumes involuntary termination was not due to a violation of the Company’s Code of Ethics and Business Conduct.

(4)	We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause, other than with respect to Mr. Hilton under his employment agreement. Severance benefits due Mr. Hilton in the event of a termination without cause or a resignation for good reason are discussed under the caption “Severance Agreements” in the Compensation Discussion and Analysis of this Proxy Statement.

If any negotiated severance arrangement were entered into between us and an executive officer for severance payments, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

“Cause” and “Good Reason” are discussed in the “Severance Agreement” section of the Compensation Discussion and Analysis section of this Proxy Statement.

(5)	A change-in-control occurs if and when:

•

a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities representing 35% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who, at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•

we are merged or consolidated with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

Upon a change-in-control, all outstanding equity compensation awards vest immediately. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our named executive officers with the same opportunity as our shareholders to realize the value created by the transaction.

(6)	Vested options may be exercised for the life of the option.

(7)	Vested options may be exercised for the earlier of (i) five (5) years following retirement date or (ii) the life of the option.

Enhanced Payments and Benefits Assuming Termination as of October 31, 2014

The following table reflects the estimated value of enhanced payments and benefits that the named executive officers would receive under various termination scenarios assuming that all listed events occurred as of the last business day of fiscal year 2014 – October 31, 2014.

In estimating the amounts reflected in the following table, we also used the following general assumptions and principles:

•

no amounts for 2014 base salary or payouts under the 2014 Cash Incentive Award and 2012-2014 Performance Share Incentive Award are included in the following tables because the amounts are already earned as of October 31, 2014 and are not enhanced by any of the triggering events;

•	amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2014;

•	the value of our common shares on October 31, 2014 was $76.55 per share;

•	unvested stock options that vest were valued at an amount per share equal to the difference between $76.55 and the grant price per share for each of the stock options;

•

no amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•

no amounts were included for balances in named executive officers’ deferred compensation account. Fiscal year-end deferred account balances are reported in the Non-Qualified Deferred Compensation table;

•	the value of benefits and payments that are generally available to all employees on a non-discriminatory basis are not included;

•	the value of performance share units for termination other than voluntary termination or termination due to cause was determined using payout at target performance;

•

the value of accelerated unvested restricted and/or performance shares is based on shares outstanding as of October 31, 2014 as shown in the Outstanding Equity Awards table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 31, 2014;

•

none of the named executive officers is qualified to receive a normal retirement age pension benefit as of October 31, 2014. The actuarial present value of the deferred vested benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the Pension Benefits table; and

•

calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 2 to the Pension Benefits table. The payout amount in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service.

Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would have received if termination had occurred on October 31, 2014.

	Death and Disability ($)	Early Retirement (Age 55) (1) ($)	Involuntary Termination/ Termination Without Cause or for Good Reason (2) ($)	Qualifying Termination Following Change- in-Control ($)
Michael F. Hilton	4,289,614	1,570,917	4,422,350	22,358,141
Gregory A. Thaxton	1,054,281	393,726	—	8,288,191
John J. Keane	1,361,419	435,997	—	8,068,706
Gregory P. Merk	766,785	278,644	—	5,701,821
Robert E. Veillette	685,530	258,210	—	6,750,503

(1)	As of October 31, 2014, no named executive officer was eligible for retirement at the normal retirement age.

(2)	Mr. Hilton is the only named executive officer eligible to receive severance and full vesting of restricted shares in the event he terminates his employment “for good reason,” absent a change-in-control. No enhancements are provided to the other named executive officers in this termination scenario.

APPENDIX A

AUDIT COMMITTEE REPORT

January 16, 2015

To: The Board of Directors of Nordson Corporation

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended October 31, 2014 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Auditing Standard No. 16, as adopted by the Public Accounting Oversight Board.

The Committee also has received the written disclosures and the letter from E&Y required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. We have confirmed with E&Y its independence from management and the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2014.

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Michael J. Merriman, Jr., Chairman

Randolph W. Carson

Arthur L. George, Jr.

Frank M. Jaehnert

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY/VOTING INSTRUCTION CARD.

NORDSON CORPORATION 28601 CLEMENS ROAD WESTLAKE, OH 44145-1119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 11:59 P.M. Eastern Time, the day before the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79820-P57670-Z64349                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:		☐	☐	☐
Proposal 1.	Election of Directors
Nominees:
01) Arthur L. George, Jr.
02) Michael F. Hilton
03) Frank M. Jaehnert
							For	Against	Abstain
Proposal 2.					Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.		☐	☐	☐
Proposal 3.					Advisory vote to approve named executive officer compensation.		☐	☐	☐
Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

M79821-P57670-Z64349

NORDSON CORPORATION Annual Meeting of Shareholders February 24, 2015
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lee C. Banks, Randolph W. Carson, and Victor L. Richey, Jr. or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NORDSON CORPORATION that the shareholder(s) or Plan Participant(s) is/are entitled to vote at the Annual Meeting of Shareholders, or any postponement or adjournment thereof, at Squire Patton Boggs, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114 and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to Nordson Corporation.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is invoked, by a shareholder through proper notice to Nordson Corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the shareholder is entitled with respect to the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises, which in the opinion of the proxy holders, makes such action necessary or desirable.

In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M., Eastern Time, on February 23, 2015.

IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (COLLECTIVELY, THE “PLANS”).

New York Life Trust Company, as Trustee of the Plans, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Plans, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, the proxy must be voted by 11:59 P.M., Eastern Time, on February 19, 2015.

Continued and to be signed on reverse side